Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

PROSPECT MEDICAL HOLDINGS, INC.,

PROSPECT HEALTH ADMINISTRATORS, INC.,

PROMED HEALTH SERVICES COMPANY,

PROMED HEALTH CARE ADMINISTRATORS,

THE PROMED EXECUTIVE OFFICERS,

AND

THE PRINCIPAL PROMED SHAREHOLDERS

Dated as of:  May 21, 2007

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) is dated as of May 21, 2007 by and among Prospect Medical Holdings, Inc., a Delaware corporation (“Holdings”), Prospect Health Administrators, Inc., a California corporation and wholly-owned subsidiary of Holdings (“Holdings Subsidiary”), ProMed Health Services Company, a California corporation (“ProMed Company”), ProMed Health Care Administrators, a California corporation (“ProMed Subsidiary”), certain executive officers of ProMed Company defined herein as the “ProMed Executive Officers”, and the shareholders of ProMed Company defined herein as the “Principal ProMed Shareholders” who are listed, and are signatories, on the signature pages to this Agreement or who otherwise became a party to the Agreement by joinder.  The Principal ProMed Shareholders together with ProMed Company and ProMed Subsidiary are collectively referred to herein as the “ProMed Parties”.

RECITALS

A.            WHEREAS, ProMed Subsidiary is engaged in the business of providing management and administrative services to independent practice associations and medical groups pursuant to long-term management agreements;

B.            WHEREAS, ProMed Company is the sole shareholder of ProMed Subsidiary;

C.            WHEREAS, as a result of certain common officers, directors and/or shareholders, ProMed Company and ProMed Subsidiary are affiliates of Pomona Valley Medical Group, Inc., dba ProMed Health Medical Group Network of Pomona Valley Inc., a California professional corporation (“ProMed Pomona”) and Upland Medical Group, A Professional Medical Corporation, dba Upland Medical Group A Professional Corporation, a California professional corporation (“ProMed Upland”), both of which operate as independent practice associations;

D.            WHEREAS, in connection with its business of providing management and administrative services to independent practice associations, ProMed Subsidiary has a management agreement with each of ProMed Pomona (“ProMed Pomona Management Agreement”) and ProMed Upland (“ProMed Upland Management Agreement”);

E.             WHEREAS, Holdings, through its subsidiaries, provides management and administrative services to independent practice associations pursuant to long-term management agreements, and in such capacity has a management agreement with its affiliate, Prospect Medical Group, Inc., a California professional corporation which operates as an independent physician association (“Group”), and with each of Group’s subsidiaries;

F.             WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Holdings Subsidiary shall be merged with and into ProMed Company, with ProMed Company the surviving corporation and continuing as a subsidiary of Holdings and Holdings thereby acquiring the business of ProMed Subsidiary (the “Merger”), pursuant to an Agreement of Merger and accompanying officer certificates substantially in the form attached hereto as Exhibit A (collectively, the “Agreement of Merger”) and the applicable provisions of the laws of the State of California;

G.            WHEREAS, the Board of Directors of each of Holdings, Holdings Subsidiary and ProMed Company deem it advisable and in the best interests of their respective shareholders to consummate, and have approved, the Merger;

H.            WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of ProMed Company shall be converted into the right to receive the consideration provided in Section 1.6 hereof;

I.              WHEREAS, the Board of Directors of ProMed Company has (i) determined that the consideration to be paid in the Merger to the shareholders of ProMed Company for each ProMed Company Share (as defined in Section 1.6(a)) held by them is fair to and in the best interests of the shareholders of ProMed Company, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) recommended to such shareholders that they approve the Merger and this Agreement;

J.             WHEREAS, in a transaction to accompany the Merger, (i) Group, through a subsidiary, is merging with ProMed Pomona, with ProMed Pomona as the survivor and constituting a new subsidiary of Group (the “ProMed Pomona Acquisition”) and (ii) Group is acquiring all the stock of ProMed Upland with ProMed Upland constituting a new subsidiary of Group (the “ProMed Upland Acquisition”);

K.            WHEREAS, the following individuals are executive officers of ProMed Company ProMed Pomona, ProMed Company, ProMed HCA and ProMed Upland: (i) Jeereddi Prasad, M.D., President of ProMed Company, ProMed HCA, ProMed Pomona and ProMed Upland, (ii) Kishan Thapar, M.D., the Chief Executive Officer, Executive Director and Chief Medical Officer of ProMed Pomona and the Executive Director of ProMed Company and ProMed HCA and the Executive Director and Chief Medical Officer of ProMed Upland, and (iii) Bahram Barhemand, the Chief Financial Officer of ProMed Company, ProMed HCA, ProMed Pomona and ProMed Upland (each, a “ProMed Executive Officer” and collectively, the “ProMed Executive Officers”);

L.             WHEREAS, Exhibit B of this Agreement sets forth the shareholders of ProMed Company which, as a result of the number of shares they own in ProMed Company when combined with the shares they own in ProMed Pomona, if any, will entitle such shareholders to aggregate Merger Consideration herein and consideration therein, if any, equal to or exceeding an aggregate of $650,000.00 (each, a “Principal ProMed Shareholder” and collectively, the “Principal ProMed Shareholders”);

M.           WHEREAS, the Principal ProMed Shareholders shall be either initial signatories to this Agreement, or shall become a party to this Agreement prior to the Merger by means of the execution of a joinder agreement in the form of Exhibit C hereto (the “Joinder Agreement”);  and

N.            WHEREAS, Holdings, Holdings Subsidiary and the ProMed Parties desire to make certain representations and warranties and other agreements in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and representations, warranties, agreements and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1.

THE MERGER

1.1           The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California (the “California Code”), Holdings Subsidiary shall be merged with and into ProMed Company, the separate corporate existence of Holdings Subsidiary shall cease and ProMed Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Holdings.  ProMed Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2           Effective Time.  The closing (the “Closing”) of the Merger and the other transactions contemplated by this Agreement (the “Transaction”) shall take place at 10:00 am at the offices of Theodora Oringher Miller & Richman, PC, 2029 Century Park East, 6th Floor, Los Angeles, California on June 1, 2007, in the event the conditions precedent to the performance of Holdings, Holdings Subsidiary and the ProMed Parties as set forth in Article 6 hereof are satisfied or waived on or before June 1, 2007 (the “Closing Date”).  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of applicable law.  The date and time the Merger becomes effective in accordance with the provisions of the California Code is the “Effective Time”.

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of ProMed Company and Holdings Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of ProMed Company and Holdings Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Articles of Incorporation; Bylaws.

(a)           Unless otherwise determined by Holdings prior to the Effective Time, at the Effective Time, the Articles of Incorporation of ProMed Company shall be the Articles of Incorporation of the Surviving Corporation as amended and restated as provided in Exhibit A of the Agreement of Merger.

(b)           The Bylaws of Holdings Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5           Directors and Officers.  The director(s) of Holdings Subsidiary immediately prior to the Effective Time shall become the director(s) of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the

Surviving Corporation.  The officers of Holdings Subsidiary immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Bylaws of the Surviving Corporation.

1.6           Merger Consideration: Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Holdings Subsidiary, ProMed Company or the holder of any shares of ProMed Company capital stock the following shall occur:

(a)           Conversion of ProMed Company Shares.  Each share of ProMed Company capital stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) (each, a “ProMed Company Share”, collectively, the “ProMed Company Shares”) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such ProMed Company Share in the manner provided in Section 1.8, the aggregate consideration of Twenty Two Million Eighty-Four Thousand Seven Hundred Fifty Two and 00/100 Dollars ($22,084,752.00) as set forth in clauses (i) and (ii) below, divided by, in each case, the number of ProMed Company Shares outstanding at the Effective Time (on a fully diluted basis) (the “Merger Consideration”):

(i)            An amount of cash equal to Eighteen Million Three Hundred Thirty Thousand Three Hundred Forty-Four and 00/100 Dollars ($18,330,344.00) or, if Holdings makes the election set forth in (iii) below, such greater amount of cash, in immediately available funds (the “Cash Consideration”), and

(ii)           The balance of the Merger Consideration shall be paid in shares of the common stock of Holdings, par value $0.01 per share (“Holdings Common Stock”) with the number of shares determined by dividing (i) the dollar amount of the balance of the Merger Consideration being paid in Holdings Common Stock by (ii) the average of the closing sales prices of Holdings Common Stock as reported by the American Stock Exchange for the thirty (30) consecutive trading days preceding the day on which Holdings makes a public announcement concerning the execution of this Agreement (the “Stock Consideration”). Certificates for fractions of shares of Holdings Common Stock will not be issued. In lieu of a fraction of a share of Holdings Common Stock, each holder of ProMed Company Shares otherwise entitled to a fraction of a share of Holdings Common Stock shall be entitled to receive an amount of cash equal to the fraction of a share of the Holdings Common Stock to which such holder would otherwise be entitled, multiplied by the average of the 30 day closing sales price referenced above for Holdings’ Common Stock.

(iii)          Notwithstanding anything to the contrary herein, while the Merger Consideration will remain the aggregate amount set forth in Section 1.6(a) herein, Holdings has the option at any time prior to the Effective Time, to reduce the amount of the Stock Consideration and increase the amount of the Cash Consideration by a like amount resulting in shareholders of ProMed Company receiving more cash and less Holdings Common Stock.  Holdings’ option to alter the Stock Consideration and Cash Consideration by a like amount is limited to reductions in Stock Consideration and increases in Cash Consideration and thus

Holdings’ option under this Section 1.6(iii) does not permit Holdings to reduce the Cash Consideration below the amount set forth in Section 1.6(a)(i) above.

Example:  Currently under (i) and (ii) above, Holdings is paying 83% of the Merger Consideration in cash and 17%, constituting the balance, in Holdings Common Stock. Assuming for purposes of this example that Holdings chooses to decrease the Stock Consideration from the current 17% to 15% of the total Merger Consideration, the Stock Consideration would be reduced from the current balance of $3,754,408 to $3,312,7122 (15% of $22,084,752) and the Cash Consideration would increase from $18,330,344 to $18,772,039 (85% of $22,084,752).

(b)           Capital Stock of Holdings Subsidiary.  Each share of capital stock of Holdings Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation.  Each stock certificate of Holdings Subsidiary evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(c)           Notwithstanding anything to the contrary herein, while the Merger Consideration will remain the aggregate amount set forth in Section 1.6(a) herein, Holdings has the option at any time prior to the Effective Time, to reduce the amount of the Stock Consideration and increase the amount of the Cash Consideration by a like amount resulting in shareholders of ProMed Company receiving more cash and less Common Stock.  Holdings’ option to alter the Stock Consideration and Cash Consideration by a like amount is limited to reductions in Stock Consideration and increases in Cash Consideration and thus Holdings’ option under this Section 1.6(c) does not permit Holdings to reduce the Cash Consideration below the amount set forth in Section 1.6(a)(i) above.

Example: Assuming Holdings chooses to decrease the Stock Consideration from that number of shares of Common Stock equivalent to $3,967,289 as set forth in Section 1.6(a)(ii), to that number of shares equivalent to $3,725,000, for a difference of $242,289.  In doing so, Holdings shall be required to increase the Cash Consideration by $242,289 which would result in Merger Consideration consisting of Cash Consideration of $20,078,736 and Stock Consideration of $3,725,000.

1.7           Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, any ProMed Company Shares held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

(b)           Notwithstanding the provisions of subsection (a), if any holder of ProMed Company Shares who demands dissenters’ rights with respect to such shares under the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters’

rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided herein, without interest thereon, upon surrender of the certificate representing such shares.

(c)           ProMed Company shall give Holdings (i) prompt notice of any written demands of dissenters’ rights with regard to any ProMed Company Shares, withdrawals of such demands, and any other instruments served pursuant to the California Code and received by ProMed Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the California Code.  ProMed Company shall not, except with the prior written consent of Holdings, voluntarily make any payment with respect to any demands for dissenters’ rights with regard to ProMed Company Shares or offer to settle or settle any such demands.

1.8           Surrender of Certificates.

(a)           Exchange Procedures.  Prior to the Closing, ProMed Company shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding ProMed Company Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, as set forth on Schedule 2.6 hereto, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to Holdings only at the Effective Time, which letter shall be in such form, and have such other provisions, as ProMed Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for such holder’s share of the Merger Consideration as set forth in Section 1.6, including the cash in lieu of fractional shares into which each ProMed Company Share represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon the later of (i) the Closing Date or (ii) the date of the surrender of a Certificate for cancellation to Holdings, the holder of such Certificate shall be entitled to receive promptly thereafter in exchange therefor the amount of Cash Consideration and Stock Consideration to which such holder is entitled under Section 1.6 in respect of the ProMed Company Shares represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  With respect to the Stock Consideration, Holdings shall promptly issue instructions to its transfer agent (“Transfer Agent”) to issue the certificates representing shares of Holdings Common Stock to each ProMed Company shareholder upon Holdings’ receipt of the surrendered Certificate.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented ProMed Company Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable Cash Consideration and Stock Consideration specified above, without interest.

(b)           No Liability.  Notwithstanding anything to the contrary in this Section 1.8, neither Holdings nor the Surviving Corporation hereto shall be liable to a holder of ProMed Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9           No Further Ownership Rights in ProMed Company Shares.  All Merger Consideration paid by Holdings or Holdings Subsidiary, directly or indirectly through the

Transfer Agent in the case of Holdings’ Common Stock, upon the surrender for exchange of ProMed Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such ProMed Company Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of ProMed Company Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to Holdings, the Transfer Agent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 1.

1.10         Lost, Stolen or Destroyed Certificates.  In the event any certificates evidencing ProMed Company Shares shall have been lost, stolen or destroyed, Holdings shall issue, and with respect to the Stock Consideration shall cause the Transfer Agent to issue, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit by the holder thereof, acceptable to the Transfer Agent and Holdings, such Merger Consideration, if any, as may be required pursuant to Section 1.6, provided, however, that Holdings or the Transfer Agent may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute a lost certificate affidavit and indemnity to indemnify against any claim that may be made against the Surviving Corporation, Holdings or the Transfer Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11         Required Withholding.  Holdings and/or the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of ProMed Company Shares, with notice to such holder or former holder, such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts so deducted or withheld are paid to the appropriate governmental entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.12         Tax and Accounting Consequences.  Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

1.13         Unclaimed Merger Consideration.  Any portion of the Merger Consideration made available by Holdings, either directly or indirectly though the Transfer Agent, pursuant to this Article 1 and not exchanged for ProMed Company Shares after the Effective Time pursuant to Section 1.8 above shall be held by Holdings and/or the Transfer Agent, subject to the rights of holders of unsurrendered Certificates under this Article 1.  Thereafter such holders shall be entitled to look to only to such retained Merger Consideration (subject to abandoned property, escheat and other similar laws) with respect to any amount that may be payable upon due surrender of the Certificates held by them.

1.14         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ProMed Company and Holdings

Subsidiary, the officers and directors of ProMed Company and Holdings Subsidiary are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.15         Escrow.  At the Closing the parties shall deposit $1,200,000 in cash (such cash, together with all earnings thereon is referred to as the “Escrow Cash”), deducted from the total Merger Consideration otherwise payable to each of the shareholders of ProMed Company on a pro-rata basis, in an escrow account (“Indemnification Escrow Account”) to be held in such Indemnification Escrow Agreement during the period ending two (2) years from the Effective Date (“Escrow Period”), pursuant to the terms of an escrow agreement (“Escrow Agreement”) negotiated prior to the Closing by ProMed Company, the Representative (as defined in Section 1.16(a) and Holdings, with an escrow agent mutually acceptable to the parties (“Escrow Agent”).  The Indemnification Escrow shall provide a source of funds for the indemnity obligations set forth in Section 7.2(a) of this Agreement and, to the extent provided in Section 7.6, the indemnity obligations set forth in Section 7.2(a) of the agreement and plan of reorganization for the ProMed Pomona Acquisition (the “ProMed Pomona Acquisition Agreement”).  The Indemnification Escrow Account established pursuant to this Section 1.15 and the indemnification escrow account established pursuant to Section 1.15 of the ProMed Pomona Acquisition Agreement shall be collectively referred to as the “Indemnification Escrow Fund”.  Except for those claims set forth in Sections 7.2(b) and Section 7.4 of the Agreement and Sections 7.2(b) and 7.4 of the ProMed Pomona Acquisition Agreement, the Indemnification Escrow Fund shall be the exclusive source of indemnity funds for claims of Holdings, Holdings Subsidiary and Surviving Corporation or their respective directors, officers, employees, agents and affiliates.   Subject to Article 7, (i) on the first business day following the first anniversary of the Effective Date, the Escrow Agent shall deliver 25% of the Escrow Cash in the Indemnification Escrow Account, less any such amounts applied in satisfaction of a claim for indemnification and any amounts reserved against pending claims related to the indemnification obligations set forth in Article 7 and claims related to the indemnification obligations in the ProMed Pomona Acquisition, to each of ProMed Company’s former shareholders, after giving effect to the Merger (“Former Shareholders”) in the same proportions as initially deposited in the Indemnification Escrow Account, and (ii) on the first business day following the conclusion of the Escrow Period, the Escrow Agent shall deliver the remaining Escrow Cash in the Indemnification Escrow Account, less any such amounts applied in satisfaction of a claim for indemnification and any amounts reserved against pending claims related to the indemnification obligations set forth in Article 7 and claims related to the indemnification obligations in the ProMed Pomona Acquisition, to each of the Former Shareholders in the same proportions as initially deposited in the Indemnification Escrow Account.

1.16         Representative for Purposes of Escrow Agreement, Indemnification Escrow Fund, and Closing Date Balance Sheet Reserve Amount.

(a)           In order to administer efficiently (i) the implementation of this Agreement and/or the Escrow Agreement on behalf of the Former Shareholders, and (ii) the settlement of any dispute with respect to this Agreement and/or the Escrow Agreement involving the Indemnification Escrow Fund, ProMed Company shall, prior to the Effective Time, designate one to three persons to act as a representative on behalf of the Former Shareholders (collectively, the “Representative”).  By approving this Agreement, ProMed Company’s shareholders authorize and empower ProMed Company to make such designation, approve and ratify all of the rights, powers and authorities provided to the Representative under the terms of this Agreement, and agree to be bound by all decisions and other actions taken by the Representative.

(b)           From and after the Effective Time, the Former Shareholders hereby authorize the Representative (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Former Shareholders or the settlement of any dispute, including, without limitation, with regard to matters pertaining to the indemnification provisions of this Agreement and the Escrow Agreement, (ii) to give and receive all notices required to be given under the Agreement and the Escrow Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Former Shareholders by the terms of this Agreement and the Escrow Agreement.

(c)           If no Representative is ever appointed or if any Representative dies, becomes legally incapacitated or resigns from such position, another Person designated by the remaining Representatives, or if none remain, by the Former Shareholders holding the right to receive more than 50% in interest of the Escrow Cash (the “Requisite Former Shareholders”), who shall be identified to Holdings as soon as practicable, shall fill such vacancy and shall be deemed to be the Representative for all purposes of this Agreement; provided, however, that no change in the Representative shall be effective until Holdings is given written notice of such change.  If no Representative is then currently serving, the Representative shall be deemed to be the Requisite Former Shareholders.

(d)           All decisions and actions by the Representative as provided in this Section 1.16 or under the Escrow Agreement shall be binding upon all of the Former Shareholders, and no Former Shareholders shall have the right to object, dissent, protest or otherwise contest the same.

(e)           By their execution and/or approval of this Agreement and the Merger, ProMed Company and its shareholders agree that:

(i)            Holdings, the Surviving Corporation and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Representative as to any actions required or permitted to be taken by the Representative hereunder (including the Closing Date Balance Sheet Reserve Amount) and under the Escrow Agreement, and no party hereunder shall have any cause of action against Holdings, the Surviving Corporation or the Escrow Agent for any action taken by Holdings, the Surviving Corporation or the Escrow Agent in reliance upon the instructions or decisions of the Representative;

(ii)           all actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Former Shareholders and no Former Shareholder shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, the Escrow Agreement, except for fraud or willful breach of this Agreement by the Representative; and

(iii)          the provisions of this Section 1.16 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Former Shareholders to the Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Former Shareholder.

(iv)          In taking any action hereunder and under the Escrow Agreement, the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the Representative shall not waive any rights with respect to any individual Former Shareholder(s)’ interest(s) if such waiver would have the effect of disproportionately and adversely affecting such individual Former Shareholders(s) as compared to the interests of the other Former Shareholders, without the prior consent of the affected Former Shareholder(s).  The Representative shall not be liable to Holdings or the Former Shareholders for any act performed or omitted to be performed by him in the good faith exercise of his duties and shall be liable only in the case of fraud or willful breach of this Agreement by the Representative.  The Representative may consult with counsel in connection with his duties hereunder and shall be fully protected in any act taken, suffered or permitted by him in good faith in accordance with the advice of counsel.  The Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

1.17         Piggy-Back Registration Rights.  All Holdings Common Stock issued as part of the Merger Consideration shall be entitled to those “piggy-back registration rights” set forth on Exhibit D hereof subject to each shareholder’s execution of the Investment Representation Certificate described in Section 5.7 hereof wherein, among other things, such shareholder agrees to be subject to the terms and conditions of such piggy-back registration rights set forth in Exhibit D.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF PROMED COMPANY, PROMED SUBSIDIARY, AND THE PRINCIPAL PROMED SHAREHOLDERS

In order to induce Holdings and Holdings Subsidiary to enter into this Agreement and to consummate the Transaction, ProMed Company and ProMed Subsidiary make the representations and warranties set forth in this Article 2, excepting only the representation and warranty in Section 2.10(a), which representation and warranty is made by each of the Principal ProMed Shareholders.

2.1           Organization; Subsidiaries.  ProMed Company and ProMed Subsidiary are corporations duly organized, validly existing and in good standing in the State of California.  ProMed Company and ProMed Subsidiary have all requisite corporate power and authority to own, lease, and operate their assets and to carry on their respective businesses as now being conducted.  ProMed Company has no partially-owned or wholly-owned subsidiaries other than the membership interest in ProMed Properties, LLC, a California limited liability company as set forth in Section 4.6 hereof (“ProMed LLC”).  ProMed Subsidiary has no partially-owned or wholly-owned subsidiaries.

2.2           Minute Book and Stock Records.  The minute books and stock records of ProMed Company and ProMed Subsidiary are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing.  True, correct and complete copies of such minute books and stock records (which include a complete and accurate copy of the Articles of Incorporation and Bylaws and all amendments to both) of ProMed Company and ProMed Subsidiary have previously been delivered to Holdings.  Neither ProMed Company nor ProMed Subsidiary is in default under or in violation of any provision of its Articles of Incorporation or its Bylaws.

2.3           Authorization.  Each of ProMed Company and ProMed Subsidiary has the power and authority to enter into this Agreement and to consummate the Transaction.  All actions on the part of ProMed Company and ProMed Subsidiary necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transaction, including all necessary approvals by the shareholders of ProMed Company, have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of each of ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

2.4           No Consent Required.  Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement by ProMed Company, ProMed Subsidiary or the Principal ProMed Shareholders, nor the performance by them of their obligations under this Agreement, requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to Holdings and/or Holdings Subsidiary prior to the Closing Date except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

2.5           No Violation of Other Agreements; No Conflicts.

(a)           Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which any of the ProMed Parties is a party or by which any of the ProMed Parties may be bound.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction, will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)            contravene, conflict with, or result in a violation of any provision of the organizational documents of ProMed Company or ProMed Subsidiary;

(ii)           contravene, conflict with, or result in a violation of any order, judgment or decree to which any of the ProMed Parties may be subject; or

(iii)          contravene, conflict with or result in a violation of any of the terms or requirements, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by any of the ProMed Parties.

2.6           Capital Structure.  The authorized capital stock of ProMed Company consists of 10,000,000 shares of common stock, no par value, of which 8,360 shares are issued and outstanding.  The authorized capital stock of ProMed Subsidiary consists of 10,000,000 shares of common stock, no par value, of which 10,000 shares are issued and outstanding.  All of the ProMed Company Shares and ProMed Subsidiary Shares have been validly issued, are fully paid and non-assessable. Schedule 2.6(a) contains a list of each holder of record of ProMed Company Shares (each, a “ProMed Company Shareholder” and collectively, the “ProMed Company Shareholders”)) and the number of ProMed Company Shares held by such holders.  All ProMed Subsidiary Shares are owned by ProMed Company.   Except for those stock options set forth on Schedule 2.6(b), all of which will be paid, cancelled or otherwise no longer outstanding at the Effective Time in accordance with Section 6.2(l) hereof, there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of ProMed Company or ProMed Subsidiary, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements.  There are no outstanding stock appreciation rights or similar rights outstanding with respect to any of the capital stock of ProMed Company or ProMed Subsidiary nor are there any instruments, or agreements giving anyone the right to acquire any such rights.  Should those persons set forth on Schedule 2.6(b) exercise all of their stock options prior to the Effective Time as provided in Section 4.7 hereof, ProMed Company will have 8,717 shares of its common stock outstanding at the time of the Merger.

2.7           Year End and Certain Interim Financial Statements.  ProMed Company and ProMed Subsidiary have provided Holdings with (i) the consolidated balance sheets and income statements of ProMed Company and ProMed Subsidiary, for the fiscal years ended September 30, 2006 and September 30, 2005 as such have been audited by Deloitte & Touche LLP (the “2006 Year End Financial Statements”) and (ii) the unaudited interim balance sheets and income statements of ProMed Company and ProMed Subsidiary for the monthly periods subsequent to September 30, 2006 and ending March 31, 2007 (the “March Interim Financial Statements”, which together with all monthly Interim Financial Statements prior to March 1, 2007, the “Interim Financial Statements”).  The 2006 Year End Financial Statements and the Interim Financial Statements fairly present in all material respects the financial condition and results of operation of ProMed Company and ProMed Subsidiary as of the date and for the periods set forth therein and the 2006 Year End Financial Statements and the Interim Financial Statements, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except in the case of the 2006 Year End Financial Statements, as may be indicated in the notes thereto and except that the Interim Financial Statements do not contain notes and, as unaudited statements, are subject to normal recurring audit adjustments consistent with past practice.   Since the date of the March Interim Financial Statements there has not been any material adverse change to the financial condition of ProMed Company or ProMed Subsidiary, including no material difference in the assets and liabilities of ProMed Company and/or ProMed Subsidiary as shown on the March Interim Financial Statements.

2.8           No Undisclosed Liabilities.  Except as set forth in Schedule 2.8, neither ProMed Company nor ProMed Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except: (i) for those shown on the 2006 Year End Financial Statements and the March Interim Financial Statements; and (ii) those incurred subsequent to March 31, 2007 in the ordinary course of business conducted in a manner consistent with past practices and custom.

2.9           Tax Matters.  ProMed Company and ProMed Subsidiary are “C” corporations and have always been “C” corporations.  ProMed Company and ProMed Subsidiary have each timely filed all income and franchise tax returns required to be filed by them and have timely paid in full all Taxes (defined below) owed by them for the periods ending on September 30, 2006 and has properly accrued, in accordance with GAAP, on the March Interim Financial Statements all Taxes for all periods ending on March 31, 2007.  Except as set forth in Schedule 2.9, all tax returns filed by or on behalf of ProMed Company and ProMed Subsidiary are true, accurate and complete in all material respects.  Except as set forth in Schedule 2.9, (i) no action or proceeding for the assessment or collection of any Taxes is pending against either of ProMed Company or ProMed Subsidiary, (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against any of ProMed Company or ProMed Subsidiary that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes.  Except as set forth in Schedule 2.9, no federal or state income tax returns of any of ProMed Company or ProMed Subsidiary have been audited or examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.  All Taxes that ProMed Company and ProMed Subsidiary have been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.  “Taxes” means taxes, charges, fees, levies, or assessments including, without limitation, income, excise, property, withholding, payroll, sales and franchise taxes, imposed by federal, state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

2.10         Title to ProMed Company Shares and ProMed Subsidiary Shares.

(a)           Each Principal ProMed Shareholder represents and warrants that he or she is the owner, beneficially and of record, of one hundred percent (100%) of the ProMed Company Shares, set forth opposite his or her name on Schedule 2.6(a), free and clear of all liens, encumbrances, security interests, equities, options, claims charges or other restrictions of any kind (“Liens”).

(b)           ProMed Company is, and at the Closing Date will be, the owner, beneficially and of record, of one hundred percent (100%) of the ProMed Subsidiary Shares.  ProMed Company owns the ProMed Subsidiary Shares free and clear of all Liens.

2.11         Real Property.

(a)           Except for the indirect interest in the building located at 4150 E. Concours Street, Ontario, CA 91764 (“Ontario Building”) solely as a result of ProMed Company’s membership in ProMed LLC and ProMed LLC’s interest in ProMed LP (as defined in Section 4.5)

which owns five percent (5%) of the Ontario Building, neither ProMed Company nor ProMed Subsidiary owns any real property, nor has any of them ever owned any real property.

(b)           Schedule 2.11 contains a true, correct and complete list (including the name of the lessor and termination date) of all leases, subleases and other agreements under which ProMed Company and/or ProMed Subsidiary uses or has the right to occupy any real property.  Neither ProMed Company nor ProMed Subsidiary is delinquent on any charges under such leases, subleases or other agreements.

2.12         Tangible Personal Property.

(a)           Each of ProMed Company and ProMed Subsidiary has good, marketable and valid title to all tangible personal property owned by it free and clear of all Liens.

(b)           Each item of furniture, equipment and other tangible personal property with an original cost of $1,000 or more that is owned by ProMed Company and/or ProMed Subsidiary and used in the conduct of its business is listed in Schedule 2.12(b) (the “Aggregate Tangible Personal Property”).

(c)           All items constituting the Aggregate Tangible Personal Property will be retained by ProMed Company and ProMed Subsidiary until the Closing and considered part of the Transaction subject to the disposition in the ordinary course of business consistent with past practice (the “Tangible Personal Property”).  None of the Tangible Personal Property shall be sold nor encumbered by a Lien except as specifically contemplated by this Agreement.  All of the Tangible Personal Property are in good operating condition, subject to reasonable wear and tear.  Except for the representation set forth above, the Tangible Personal Property is sold “AS IS-WHERE IS” with no warranty or representation of any kind as to its physical condition.

2.13         Intellectual Property.  Schedule 2.13 lists all intellectual property owned by ProMed Company and/or ProMed Subsidiary.  Each of ProMed Company and ProMed Subsidiary owns its respective trade name, as set forth on Schedule 2.13.  Neither ProMed Company nor ProMed Subsidiary pays, nor does any know of any reason it is obligated to pay, any royalties, license fees or other amounts to any person or entity as a result of the use of the trade names set forth on Schedule 2.13.  To the knowledge of ProMed Company and/or ProMed Subsidiary, their use of such trade names does not infringe on the rights of any third party.  Additionally, ProMed Company and ProMed Subsidiary are owners of the website set forth on Schedule 2.13 (the “ProMed Website”), and all ownership interests of ProMed Company and ProMed Subsidiary in the ProMed Website are free and clear of any Liens without any obligation to pay royalties, license fees, or other amounts to any person or entity, other than routine renewal fees owing to the registrar of the domain name for the ProMed Website.

2.14         Contracts.  Schedule 2.14 sets forth a list of all contracts, arrangements, and commitments (whether oral or written) to which ProMed Company and/or ProMed Subsidiary is a party, or by which it is bound, which are material to the business of ProMed Company and/or ProMed Subsidiary (the “Material Contracts”).  Material Contracts shall consist of any contract, arrangement or commitment (i) with insurance companies, managed care plans, hospitals, employers or other third parties to which health care services are provided to patients, or (ii) not entered into in the ordinary course of business, or (iii) which involves an expenditure or receipt of funds greater than $10,000 per year; or (iv) which is not terminable without penalty and cause on 30 days or less notice, or (v) with physicians or other providers of medical services, or (vi) between ProMed Company or ProMed Subsidiary and any physician or person known to ProMed Company or ProMed Subsidiary to be an affiliate of any physician, regardless of the amount of payments called for, required or made thereunder, or (vii) between ProMed Company or ProMed Subsidiary and any shareholder, executive officer or director of ProMed Company, ProMed Subsidiary or an affiliate of such shareholder, executive officer or director (including any contracts with Chaparral Medical Group, Inc. dba Chaparral Clinics owned by Jeereddi Prasad, M.D.), or (viii) which is an employment agreement; or (ix) any other contract or agreement whether written or oral to which ProMed Company or ProMed Subsidiary is a party or to which it is bound as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of ProMed Company or ProMed Subsidiary.  Material Contracts shall specifically include the ProMed Pomona Management Agreement, and the ProMed Upland Management Agreement.  ProMed Company and ProMed Subsidiary have, prior to the Closing, delivered to Holdings a correct and complete copy of each Material Contract.  Each of the Material Contracts is a legal, valid, binding, enforceable agreement of the applicable ProMed Party, in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.  Except as set forth on Schedule 2.14, there is not now and, to the knowledge of ProMed Company and ProMed Subsidiary, there has not been claimed or alleged by any person or entity, that a default exists, or an event that with notice or lapse of time or both would constitute a default or event of default, on the part of the respective ProMed Party, or to the knowledge of ProMed Company and ProMed Subsidiary, any other party thereto.  Except as set forth on Schedule 2.14, no consent from, or notice to any third person or governmental entity is required in order to maintain in full force and effect any of the Material Contracts, other than consents that have been obtained and are unconditional and in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity, or consents that will be obtained which will be unconditional and in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity, and such notices that have been given and copies of such consents have been delivered to Holdings.

All Material Contracts which constitute “affiliate agreements” are noted as such on Schedule 2.14.

For purposes of this Agreement “affiliate” means any corporation or other business entity controlled by, controlling, or under common control with ProMed Company, ProMed Subsidiary and/or any ProMed Company Shareholder and, “control” means direct or indirect beneficial ownership of ten (10) percent or more of the voting stock, or ten (10) percent or more interest in the income of such corporation or other business entity, or service as an officer or director of such other corporation or other business entity.

2.15         Legal Proceedings.  Except as set forth on Schedule 2.15(a) (“Existing/Threatened Claims”), there is no pending claim, suit, action, investigation, legal or administrative proceeding (“Proceeding”), and, to the knowledge of ProMed Company and/or ProMed Subsidiary, no person, entity or authority (including, but not limited to, any employee, agent, contractor or provider of ProMed Company and/or ProMed Subsidiary) has threatened to commence any Proceeding or any investigation that could lead to a Proceeding: (i) against ProMed Company and/or ProMed Subsidiary (including, without limitation, any workers’ compensation, Equal Employment Opportunity Commission or Americans With Disability Act claims) or that otherwise relates to or may affect the business of ProMed Company and/or ProMed Subsidiary or any of the other assets owned or used by ProMed Company and/or ProMed Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.  To the knowledge of ProMed Company and/or ProMed Subsidiary, no person, entity or authority (including, but not limited to, any employee, agent, contractor or provider of ProMed Company and/or ProMed Subsidiary) has threatened to commence any Proceeding or any investigation that could lead to a Proceeding against any employee, agent, contractor or provider of any of the ProMed Parties for conduct which would give rise to a potential indemnification obligation of ProMed Company and/or ProMed Subsidiary.  There is no outstanding order, judgment, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, to which ProMed Company and/or ProMed Subsidiary or any of the other assets owned or used by ProMed Company and/or ProMed Subsidiary, is subject that has not been fully complied with to the satisfaction of such governmental entity.  Except as set forth on Schedule 2.15(b), to the knowledge of ProMed Company and/or ProMed Subsidiary the costs of defense, and any amount that may be owing upon any judgment or settlement of the Existing/Threatened Claims are covered by one or more of the insurance policies described in Section 2.18, subject only to the customary deductibles set forth in such insurance policies.

2.16         Compliance with Laws.  Neither ProMed Company nor ProMed Subsidiary is in violation of any law, rule, regulation or administrative or judicial order pertaining to the assets or the business of ProMed Company and/or ProMed Subsidiary (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) which would have a material adverse effect on the assets or the business of ProMed Company or ProMed Subsidiary or would have the effect of delaying, making illegal or otherwise interfering with, any part of the Transaction.  To the best of its knowledge, ProMed Company and ProMed Subsidiary have no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

2.17         Employees.  Set forth on Schedule 2.17 are the following:

(a)           A complete and accurate list of the names, titles, dates of hire and rates of pay of all employees of ProMed Company and ProMed Subsidiary as of the date hereof.  Except as set forth separately on Schedule 2.17, (i)  all employees are “at will” employees, and no written or oral employment, consultant or independent contractor agreement exists with respect to ProMed Company and/or ProMed Subsidiary to which ProMed Company and/or ProMed Subsidiary may be bound, (ii)  no employees are members of a labor union in connection with their employment with ProMed Company and/or ProMed Subsidiary or subject to a collective bargaining agreement with ProMed Company and/or ProMed Subsidiary, and (iii)  to the knowledge of ProMed Company and ProMed Subsidiary, no employees are subject to or party to any contract or agreement restricting their ability to freely engage or compete in any business.

(b)           A description of each employee benefit or compensation plan, including without limitation, pension, retirement, deferred compensation, profit sharing, bonus or incentive, medical, dental, health insurance and life insurance or other employee benefit plans, arrangements or undertakings of ProMed Company and/or ProMed Subsidiary applicable to its employees; and

(c)           A complete and accurate list of all holiday and vacation pay accrued as of March 31, 2007 for all employees of ProMed Company and/or ProMed Subsidiary.

Except as set forth in Schedule 2.17, neither ProMed Company nor ProMed Subsidiary is a party to, bound by, nor do they maintain or make any contribution to, nor have they incurred any expense with respect to any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan, program, arrangement or undertaking, whether or not legally binding (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of the federal Employee Retirement Income Security Act (“ERISA”)), under which employees of ProMed Company and/or ProMed Subsidiary are eligible to participate or derive a benefit (collectively “Employee Plans” and individually “Employee Plan”).

(d)           As of the Closing, there will be no liability of ProMed Company and/or ProMed Subsidiary which has not been properly accrued on the Subsequent Interim Financial Statements for any Employee Plan or unpaid compensation, tax withholdings, wrongful termination, Federal Insurance Contribution Act and disability payments of any kind with respect to any employee or independent contractor providing services to ProMed Company and/or ProMed Subsidiary, including without limitation, vacation pay, sick leave pay, personal day pay, severance pay and bonus pay.

2.18         Insurance.  Schedule 2.18 contains a list of all insurance policies maintained by or for the benefit of ProMed Company and/or ProMed Subsidiary through the Closing Date, including errors and omission, stop-loss (reinsurance), directors and officers, general liability, worker’s compensation and malpractice insurance policies (the “Insurance Policies”).  The Insurance Policies are in full force and effect as of the date hereof in accordance with their respective terms, and such Insurance Policies will continue in full force and effect through the Closing Date.

2.19         Management; Powers of Attorney.  Schedule 2.19 sets forth all current appointed and acting officers and directors of ProMed Company and ProMed Subsidiary (or other applicable managers or governing board members) and lists all general and special powers of attorney granted by ProMed Company and ProMed Subsidiary, including the names of the attorneys-in-fact appointed under those powers of attorney and the respective dates in which those powers were granted.

2.20         No Bankruptcy Proceedings.  Neither ProMed Company nor ProMed Subsidiary has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, property or business, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, property or business, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

2.21         Licensure.  As of the date hereof, each of the employees of ProMed Company and/or ProMed Subsidiary who is required to be licensed in connection with the delivery of health care services is duly licensed without restriction.

2.22         Environmental.  ProMed Company and ProMed Subsidiary have complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to its business and its assets.  To the knowledge of ProMed Company and ProMed Subsidiary, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.  9601 et seq., Toxic Substances Control Act, 15 U.S.C.  2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.  6901 et seq.  or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health (“Environmental Laws”)), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs or PCBs, have been released, emitted or discharged or are currently located in, on, under, or about the real property on which the assets or the business of ProMed Company or ProMed Subsidiary are located.  The assets of ProMed Company and/or ProMed Subsidiary and their use thereof, and ProMed Company’s and/or ProMed Subsidiary’s operation of their businesses, are not in violation of any Environmental Laws nor any occupational, safety and health law now in effect.

2.23         Confidentiality and Non-Compete Arrangements.  Except as set forth on Schedule 2.23, neither ProMed Company nor ProMed Subsidiary is a party to or is bound or affected by, any confidentiality or non-compete agreements or arrangements, or any acquisition or sale or other agreements that contain any confidentiality or non-compete agreements or arrangements, that are currently in effect, or are contained in agreements or arrangements that have lapsed but which contain continuing confidentiality or non-compete obligations, agreements or arrangements.

2.24         Inspections.  Schedule 2.24 sets forth accurately and fully describes all inspections of ProMed Company and/or ProMed Subsidiary conducted by any governmental agency or health plan at any time during the five (5) year period preceding the date of this Agreement, which inspection detected matters requiring correction or modification, and where such violation has not been resolved to the satisfaction of such inspecting party.  ProMed Company and ProMed Subsidiary have delivered a copy of all inspection reports referred to in this Section 2.24 which reflect all matters which were noted by any and all such governmental agencies or health plans as requiring correction or modifications which were requested or recommended.

2.25         Billing Practices.  All billing practices performed by ProMed Subsidiary on behalf of ProMed Pomona and/or ProMed Upland to all third parties including, but not limited to, Medicare, Medicaid and private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and to the knowledge of ProMed Pomona and/or ProMed Subsidiary, neither ProMed Pomona or ProMed Upland has billed for or received any payment or reimbursement in excess of amounts permitted by law.

2.26         Absence of Certain Business Practices.  Neither ProMed Subsidiary nor to the knowledge of ProMed Subsidiary, any of its agents has, on behalf of ProMed Pomona and/or ProMed Upland, directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of ProMed Pomona or ProMed Upland in order to obtain business or payments from such persons; other than entertainment activities in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or is aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

2.27         Permits.  Schedule 2.27 sets forth a list of all permits, licenses and approvals from federal, state, local and foreign governmental and regulatory bodies (collectively “Permits”) held by ProMed Company and/or ProMed Subsidiary and relating to the assets which are a part of the Transaction.  Such Permits constitute all of the Permits necessary to conduct the business of ProMed Company and/or ProMed Subsidiary, as applicable, in the manner now conducted by ProMed Company and/or ProMed Subsidiary.  No breach of any such Permit currently exists, nor has any event occurred which through the passage of time or the giving of notice or both, would constitute a breach thereunder.  To the knowledge of ProMed Company and/or ProMed Subsidiary, none of the Permits is to be or proposed to be suspended, canceled or revoked or amended, modified or limited in any fashion.

2.28         Recoupment.  To the knowledge of ProMed Company and/or ProMed Subsidiary in its capacity as agent of ProMed Pomona and ProMed Upland with respect to billings, there is no action or threatened action for recoupment against ProMed Pomona or ProMed Upland, nor is there any request for payments by ProMed Pomona or ProMed Upland to Medicare or of reimbursement from ProMed Pomona or ProMed Upland by Medicare, nor by any other agency affiliated with Medicare, nor by or from any third-party reimburser, including, without limitation, any insurance carrier, pre-paid plan, or any other similar entity, nor does ProMed Company or ProMed Subsidiary have knowledge of any basis for such recoupment by any party.  To the knowledge of ProMed Company and/or ProMed Subsidiary, none of the accounts of ProMed Pomona or ProMed Upland has been acquired by unlawful special arrangements or kickbacks, or other unlawful acts.

2.29         Disclosure.  No representation or warranty by ProMed Company and/or ProMed Subsidiary contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to Holdings and/or Holdings Subsidiary by ProMed Company, ProMed Subsidiary or any Principal ProMed Shareholder and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of ProMed Company and/or ProMed Subsidiary pursuant hereto or thereto, or in connection with the Transaction, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

2.30         Bank Accounts.  A correct and complete list of all bank accounts of ProMed Company and ProMed Subsidiary (“ProMed Bank Accounts”) and the persons authorized to access such accounts and to incur indebtedness on behalf of ProMed Company and/or ProMed Subsidiary, is set forth in Schedule 2.30 of this Agreement.  Except as set forth on Schedule 2.30, all monies in the ProMed Bank Accounts are in cash (and not securities of any nature) and constitute “good funds” subject to immediate withdrawal by Holdings.

2.31         Brokers’ and Finders’ Fees.  None of ProMed Company, ProMed Subsidiary or any Principal ProMed Shareholder has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if ProMed Company, ProMed Subsidiary or any Principal ProMed Shareholder has incurred any such liability, such liability shall be and remain the sole responsibility of ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders, and the Principal ProMed Shareholders shall indemnify, defend and hold Holdings harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

2.32         Information Statement.  The information included in the information statement to be supplied by ProMed Company in connection with the meeting of, or solicitation of written consents from, ProMed Company’s shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the “Information Statement”) shall not, at the time of the mailing of such Information Statement, and at the time of the meeting or vote of the shareholders of ProMed Company, contain any untrue statement of a material fact or omit to state any material fact required to be made in the Information Statement or necessary to make the statements in the Information Statement, in light of the circumstances in which they are made, not false or misleading.  The Information Statement supplied to the shareholders will comply as to form in all material respects with the provisions of the California Code and the rules and regulations thereunder.

2.33         Board Approval.  The Board of Directors of ProMed Company has determined (i) that the Merger is fair to, and in the best interests of, ProMed Company and its shareholders and (ii) to recommend that its shareholders approve and adopt this Agreement and approve the Merger.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF HOLDINGS
AND HOLDINGS SUBSIDIARY

In order to induce ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders to enter into this Agreement and to consummate the Transaction, Holdings and Holdings Subsidiary make the representations and warranties set forth in this Article 3.

3.1           Organization.  Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Holdings Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Holdings and Holdings Subsidiary have all requisite authority to own, lease, and operate their assets and to carry on their business as currently being conducted.

3.2           Authorization.  Each of Holdings and Holdings Subsidiary has the power and authority to enter into this Agreement and to consummate the Transaction.  All actions on the part of Holdings and Holdings Subsidiary necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transaction have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Holdings and Holdings Subsidiary, enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

3.3           No Consent Required.  Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by Holdings or Holdings Subsidiary nor the performance by them of their obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to ProMed Company and/or ProMed Subsidiary prior to the Closing Date, except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

3.4           No Violation of Other Agreements; No Conflicts.

(a)           Neither the execution and delivery of this Agreement nor consummation or performance of the Transaction violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which Holdings and/or Holdings Subsidiary is a party or by which Holdings and/or Holdings Subsidiary may be bound.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)            contravene, conflict with, or result in a violation of any provision of the organizational documents of Holdings and/or Holdings Subsidiary;

(ii)           contravene, conflict with, or result in a violation of, any legal requirement or any order, judgment or decree to which Holdings and/or Holdings Subsidiary may be subject; or

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by Holdings and/or Holdings Subsidiary.

Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, Holdings is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which Holdings is required to obtain pursuant to the preceding sentence have been obtained or will be obtained prior to Closing.

3.5           Capital Structure.  The authorized capital stock of Holdings consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 (“Preferred Stock”) of which 7,939,990 shares of Common Stock and zero shares of Preferred Stock were issued and outstanding as of May 10, 2007 as reflected in Holdings’ most recent quarterly report filed May 15, 2007 with the Securities and Exchange Commission (“SEC”).  All of the outstanding shares have been validly issued and are fully paid and non-assessable.  Except as disclosed in the SEC Documents (as defined in Section 3.7), no shares of Common Stock are subject to outstanding options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Holdings, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements.  There are no outstanding stock appreciation rights or similar rights outstanding with respect to any of the capital stock of Holdings nor are there any instruments, or agreements giving anyone the right to acquire any such rights.

3.6           Issuance of Securities.  The Common Stock is duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all Liens.

3.7           SEC Documents; Holdings Consolidated Financial Statements.  Since May 27, 2004 when Holdings became a SEC reporting company, Holdings has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”).  Holdings has delivered to the ProMed Parties or their representatives, or made available through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents.  As of their respective dates, the financial statements of Holdings disclosed in the SEC Documents (the “Holdings Consolidated Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such Holdings Consolidated Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except (i) as may be otherwise indicated in such Holdings Consolidated Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements and as unaudited statements, are subject to normal recurring audit adjustments consistent with past practice) and, fairly present in all material respects the financial position of Holdings as of the dates thereof and the results of its operations.  The Holdings Consolidated Financial Statements do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.8           Legal Proceedings.  There is no pending Proceeding, and, to the knowledge of Holdings and/or Holdings Subsidiary, no person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.

3.9           Compliance with Laws.  Neither Holdings nor Holdings Subsidiary is in violation of any rule, regulation or administrative or judicial order pertaining to the assets or the business of Holdings or Holdings Subsidiary (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) which would have the effect of preventing, delaying, making illegal or otherwise interfering with, any part of the Transaction.  To its knowledge, neither Holdings nor Holdings Subsidiary has reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

3.10         Disclosure.  No representation or warranty by Holdings and/or Holdings Subsidiary contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to the ProMed Parties by Holdings and/or Holdings Subsidiary and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of Holdings and/or Holdings Subsidiary pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.11         Brokers’ and Finders’ Fees.  Neither Holdings nor Holdings Subsidiary has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if Holdings or Holdings Subsidiary has incurred any such liability, such liability shall be and remain the sole responsibility of Holdings and Holdings Subsidiary, and Holdings and Holdings Subsidiary shall indemnify, defend and hold the ProMed Parties harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

3.12         Financing.  Holdings shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange financing acceptable to Holdings to fund the Cash Consideration.

ARTICLE 4.

COVENANTS OF PROMED COMPANY, PROMED SUBSIDIARY AND PRINCIPAL PROMED SHAREHOLDERS

In order to induce Holdings and Holdings Subsidiary to enter into this Agreement and to consummate the Transaction, ProMed Company, ProMed Subsidiary, and the Principal ProMed Shareholders, enter into the agreements set forth in this Article 4.

4.1           Conduct of Business - Negative Covenants.  From the date hereof until the Effective Time, each of ProMed Company and ProMed Subsidiary shall not, without the prior written consent of Holdings and Holdings Subsidiary, which consent shall not be unreasonably withheld, conduct the business of ProMed Company and/or ProMed Subsidiary other than in the ordinary course of ProMed Company and ProMed Subsidiary’s respective businesses as conducted through the date hereof or commit or suffer any material act or omission which deviates from the ordinary course of ProMed Company and ProMed Subsidiary’s business as conducted through the date hereof.  Without limiting the generality of the foregoing, from the date of execution of this Agreement until the Effective Time, neither ProMed Company nor ProMed Subsidiary shall, without the prior written consent of Holdings and Holdings Subsidiary, which consent shall not be unreasonably withheld:

(a)           institute any new method of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment or amend any existing material agreement other than as contemplated by this Agreement, except in the ordinary course of its business and consistent with past practice;

(b)           change or amend its Articles of Incorporation or By-Laws or propose any such change or amendment;

(c)           offer, issue, authorize or sell any shares of the capital stock or other securities (such term as used in this subsection shall include, without limitation, debt securities) of ProMed Company and/or ProMed Subsidiary of any kind whatsoever, or acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property, or make any other distribution with respect thereto, or grant or enter into any stock options, warrants, or other rights to acquire securities of ProMed Company and/or ProMed Subsidiary or enter into any other contracts or commitments of any kind with respect to the issuance of additional shares of capital stock or other securities of ProMed Company and/or ProMed Subsidiary;

(d)           (i) borrow or agree to borrow any funds, whether directly or by way of guaranty or otherwise, or (ii) except in the ordinary course of business and consistent with past practice, incur, or assume or become subject to any obligation or liability (absolute or contingent);

(e)           pay, discharge, waive, satisfy, compromise or adjust any claim, liability or obligation (absolute, accrued, contingent or otherwise) of an amount in excess of $10,000, other than as contemplated by this Agreement or occurring in the ordinary course of business and consistent with past practice;

(f)            prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was incurred other than as contemplated by this Agreement or occurring in the ordinary course of business and consistent with past practice;

(g)           permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or other encumbrance except in the ordinary course of business and consistent with past practice;

(h)           cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and consistent with past practice;

(i)            dispose of any rights to the use of any patent, trademark, service mark, trade name or copyright, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except in the ordinary course of its business and consistent with past practice;

(j)            grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation (including salary and bonus) payable or to become payable to any officer except in the ordinary course of business and consistent with past practice;

(k)           appoint or remove from office any officers of ProMed Company and/or ProMed Subsidiary other than as contemplated by this Agreement;

(l)            make any payment to or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of the officers or directors of ProMed Company and/or ProMed Subsidiary or any other affiliate thereof, except in the ordinary course of its business and consistent with past practice;

(m)          enter into any contract, commitment or transaction not in the usual and ordinary course of its business, other than transactions contemplated by, or referred to in, this Agreement;

(n)           change, or initiate a change of, any of the banking, safe deposit or power of attorney arrangements effective as of the date hereof, except for changes in the signatories on the accounts of ProMed Company and/or ProMed Subsidiary, provided such changes are contemplated by this Agreement and ProMed Company and/or ProMed Subsidiary shall have given Holdings and Holdings Subsidiary prior written notice of any such change in signatories and Holdings approves same;

(o)           write down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or write off as uncollectible any notes or accounts receivable, except for immaterial write-downs of inventory or accounts receivable in the ordinary course of business and consistent with past practice;

(p)           merge, consolidate, reorganize or liquidate ProMed Company and/or ProMed Subsidiary;

(q)           file a voluntary petition on behalf of ProMed Company and/or ProMed Subsidiary under the U.S. Bankruptcy Code or any other bankruptcy or insolvency law or any other law for relief of debtors;

(r)            change, amend or terminate a Material Contract constituting an affiliate agreement under Section 2.14 except as contemplated by this Agreement or with the written consent of Holdings and Holdings Subsidiary; or

(s)           agree or commit, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding the foregoing, ProMed Company and/or ProMed Subsidiary may at any time prior to the Closing Date, (i) pay the Stay Bonuses described in Section 5.3 and (ii) distribute cash to any or all of the ProMed Company Shareholders provided such distribution shall not cause ProMed Company or ProMed Subsidiary to violate the covenant set forth in Section 4.4 or any other representation, warranty, covenant or agreement provided herein.

4.2           Conduct of Business - Affirmative Covenants.  Prior to the Effective Time, each of ProMed Company and ProMed Subsidiary will conduct its business in the ordinary course and will:

(a)           maintain its good standing and qualification to do business in all jurisdictions where it is required to be qualified to do business, and all licenses, permits, franchises, rights and privileges which are necessary for the conduct of its business;

(b)           continue at its expense to maintain all of its property and equipment in customary repair, order and working condition, reasonable wear and use excepted;

(c)           duly comply with all laws, regulatory requirements and agreements to which it, or any of its properties or assets, is subject or by which it is bound;

(d)           maintain in force and effect the current insurance upon its properties and with respect to the conduct of its business;

(e)           use best efforts to keep intact its present business organization and keep available the services of its present officers, employees and agents; and

(f)            maintain accurately its books, records and accounts.

4.3           Interim Financial Statements Prior to Closing.  ProMed Company and ProMed Subsidiary shall provide Holdings with the interim balance sheets and income statements of ProMed Company and ProMed Subsidiary for each of the monthly periods commencing on March 1, 2007 through the month preceding the Closing Date promptly upon completion but in no event later than five days before the Closing Date (the “Subsequent Monthly Interim Financial Statements”). The Subsequent Monthly Financial Statements shall fairly present in all material respects the financial condition and results of operation of ProMed Company and ProMed Subsidiary as of the date and for the periods set forth therein and shall be prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except that such Subsequent Monthly Interim Financial Statements may exclude footnotes, and, as unaudited statements, are subject to normal recurring audit adjustments consistent with past practice.  On the Closing Date there shall not have been any material adverse change to the financial condition of ProMed Company or ProMed Subsidiary as shown on the Subsequent Monthly Financial Statements, including no material adverse change in the assets and liabilities of ProMed Company and/or ProMed Subsidiary as shown on the March Interim Financial Statements; provided, however that Holdings acknowledges that ProMed Company and ProMed Subsidiary may make the payment of the Stay Bonuses and the distribution to the ProMed Company Shareholders described in the last paragraph of Section 4.1(c) subject to satisfaction of the cash Closing requirements set forth in Section 4.4.

4.4           Required Cash and Accounts Receivable at Closing.  ProMed Company and ProMed Subsidiary shall have at Closing cash and accounts receivable in an amount not less than the total liabilities or obligations of ProMed Company and ProMed Subsidiary, respectively, (whether absolute, accrued, contingent, or otherwise) incurred or accrued as of the Closing Date.  The accounts receivable included in the Subsequent Interim Financial Statement and the Closing Date Balance Sheet, are or will be, as the case may be, valid and existing and represent monies due for services performed in the ordinary course of business.

4.5           No Shop.  Between the date of this Agreement and the Closing Date neither ProMed Company nor ProMed Subsidiary, nor any of their affiliates, agents or representatives, shall directly or indirectly solicit, initiate, encourage, entertain or support any inquiry, proposal, or other offer from any other party relating to any transaction involving, directly or indirectly, the merger of ProMed Company and/or ProMed Subsidiary or the purchase of the assets or stock of ProMed Company and/or ProMed Subsidiary or any possible transaction or series of transactions as an alternative to the transactions contemplated hereby (“Competing Proposal”).  To the extent ProMed Company, ProMed Subsidiary or any Principal ProMed Shareholder or any of ProMed Company’s other shareholders, affiliates, agents or representatives receives any Competing Proposal, they shall promptly inform Holdings of such Competing Proposal and shall advise the potential purchaser that ProMed Company and ProMed Subsidiary are subject to this Agreement and therefore will not hold any discussions with such potential purchaser.

ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders recognize that (i) the covenants and the restrictions contained in this Section 4.5 are necessary, fundamental, and required for the protection of the transactions contemplated by this Agreement; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives such covenants a special, unique and extraordinary value; and (iii) a breach of the covenants contained in this Section 4.5 will result in irreparable harm and damage to Holdings which cannot be adequately compensated by a monetary award. In the event of such breach, and without limiting the right of Holdings to seek any other remedy or relief to which it may be entitled at law or in equity, each of ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders consent, without challenge or contest, to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief in favor of Holdings as may be used by any court of competent jurisdiction to restrain or enjoin ProMed Company, ProMed Subsidiary or any of the Principal ProMed Shareholders from breaching such covenant or to specifically enforce the provisions of this Section 4.5.  ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders hereby waive any requirements that Holdings secure or post a bond in connection with obtaining injunctive relief or any other equitable relief.

4.6           ProMed LLC.  ProMed Company is the owner of 100% of the membership interest in ProMed LLC.  ProMed LLC is the owner of a five percent (5%) equity interest in ProMed Properties, L.P.  (“ProMed LP”) which owns the Ontario Building in which ProMed Company and ProMed Subsidiary currently maintain their offices.  ProMed Company agrees that it shall sell all of its equity interest in ProMed LLC, and shall resign from any management or other positions with ProMed LLC, prior to the Closing Date.  On the Closing Date, (a) all indebtedness and other amounts (i) owed by ProMed Company or ProMed Subsidiary to ProMed LLC or ProMed LP or (ii) owed by ProMed LLC or ProMed LP to either ProMed Company or ProMed Subsidiary shall be paid, cancelled, or eliminated (whether or not then due) and (b) any Liens relating to any of the aforesaid indebtedness or amounts shall be cancelled and shall be discharged of record.  On the Closing Date, neither ProMed Company nor ProMed Subsidiary shall have any obligation, contractual or otherwise, to either ProMed LLC or ProMed LP except for nondelinquent rents for periods commencing on or after the Effective Time under the lease for Suite 100 of the Ontario Building described in Schedule 2.11.

4.7           Outstanding Stock Options of ProMed Company.  As provided in Section 2.6 and reflected on Schedule 2.6(b), ProMed Company has an aggregate of 357 stock options outstanding.  Section 2.6 and Section 6.2(l) require that there are no options outstanding at the Effective Time.  ProMed Company has advised Holdings, that ProMed Company’s Stock Option Plan provides for the exercise of these stock options immediately prior to a change of control and thus immediately prior to the Merger. ProMed Company has advised Holdings that all shareholders holding options have represented to ProMed Company that they intend to exercise their stock options prior to the Merger and thus, an additional 357 shares of its common stock, for an aggregate of 8,717, shall be outstanding at the time of the Merger.

4.8           Closing Date Balance Sheet.  Promptly upon completion, but no later than twenty five (25) days following the Closing Date, the Principal ProMed Shareholders and the ProMed Executive Officers shall deliver to Holdings and the Surviving Corporation the unaudited balance sheet of ProMed Company and ProMed Subsidiary for the period ending on the Closing

Date prepared in accordance with GAAP.(the “Closing Date Balance Sheet”).  As required by Section 4.4, ProMed Company and ProMed Subsidiary shall be obligated to have cash and/or accounts receivable in an amount to cover all of their liabilities or obligations as of the Closing Date.  ProMed Company and ProMed Subsidiary hereby covenant that all liabilities and obligations (whether absolute, accrued, contingent, or otherwise) incurred or accrued as of the Closing Date shall be set forth on the Closing Date Balance Sheet.

ARTICLE 5.

ADDITIONAL AGREEMENTS OF THE PARTIES

In order to induce Holdings and Holdings Subsidiary to enter into this Agreement and to consummate the Transaction, ProMed Company, ProMed Subsidiary, and the Principal ProMed Shareholders, on the one hand, and Holdings, on the other hand, enter into the agreements set forth in this Article 5.

5.1           Non-Competition of ProMed Executive Officers.  As material inducement for the Transaction, each of the ProMed Executive Officers are simultaneously herewith executing a non-competition agreement.  Jeereddi Prasad, M.D. shall execute that non-competition agreement attached as Exhibit E (the “Prasad Non-Compete Agreement”), Kishan Thapar shall execute that non-competition agreement attached as Exhibit F (the “Thapar Non-Compete Agreement”), and Bahram Bahremand shall execute that non-competition agreement attached as Exhibit G (the “Bahremand Non-Compete Agreement”, and together with the Prasad Non-Compete Agreement and Thapar Non-Compete Agreement are collectively, the “Executive Officer Non-Compete Agreements”).  The parties acknowledge that a portion of the Merger Consideration is being allocated to the Executive Officer Non-Compete Agreements and the non-competition covenant of the Principal ProMed Shareholders in Section 5.2 (“Covenant Allocation”). The Covenant Allocation shall not be deemed an estimate or measurement of damages incurred or suffered by Holdings or the Surviving Corporation in the event of a breach of the Executive Officer Non-Compete Agreements or the non-competition provisions in Section 5.2 below.

5.2           Non-Competition of Principal ProMed Shareholders.

(a)           As a material inducement for the Transaction, except as permitted in Section 5.2 (b), during the period commencing at the Effective Time and ending on the date that is two (2) years thereafter, each Principal ProMed Shareholder (other than any of the Principal ProMed Shareholders who are ProMed Executive Officers and are a party to and bound by the Executive Officer Non-Competition Agreements) agrees that he, she or it shall not, individually or in any combination, directly or indirectly, as an owner, shareholder, director, officer, trustee, partner, associate, consultant, principal, agent, contractor, employee or otherwise: (i) engage, participate in, form, contract, aid, or hold any interest in (x) an independent physician association (IPA) or managed care organization (including but not limited to an HMO, PPO, or self-insured employer plan), or otherwise engage in any business of contracting, directly or indirectly, with an IPA or managed care organization (including but not limited to an HMO, PPO, or self-insured employer plan) for the provision of services within the Territory other than personally-provided patient care services, or (y) an entity that manages any IPA, which is, or as of the Effective Time, would become, competitive with any aspect of ProMed Company, ProMed Subsidiary, Holdings or any Affiliate of Holdings within the Territory (the “Non-Competition Restricted Activities”) and (ii) (y) solicit, or attempt to solicit, any customers, business, clients or employees of ProMed Company, ProMed Subsidiary, Holdings or any Affiliate of Holdings (including, but without limitation, third party payors) to reduce or discontinue their business or employment relationship with ProMed Company, ProMed Subsidiary, Holdings, or any Affiliate of Holdings or (x) disrupt, damage, impair or interfere with the business of ProMed Company, ProMed Subsidiary, Holdings, or any Affiliate of Holdings (the “MSO/IPA Non-Solicitation Restricted Activities” which together with the “Non-Competition Restricted Activities” are collectively, the “Restricted Activities”).

For purposes of this Section 5.2, Territory means the California counties of Los Angeles, San Bernardino and Orange.

(b)           The Restricted Activities shall not prohibit any Principal ProMed Shareholder (i) from owning up to five percent (5%) of any class of securities of any publicly traded company, (ii) from contracting with IPAs or managed care entities for the provision of personally-provided patient care services nor restrict such Principal ProMed Shareholder from practicing medicine generally, and (iii). (iii) from continuing to engage in a Non-Competition Restricted Activity in which such Principal ProMed Shareholder was engaged in as of the Effective Date, which activities have been disclosed to Group prior to the Effective Time

(c)           For purposes of this Agreement, “Affiliates” of Holdings shall mean, Prospect Medical Systems, Inc., a Delaware corporation, Prospect Medical Group, a California professional corporation, Pinnacle Health Resources, a California corporation, Sierra Medical Management, Inc., a Delaware corporation, Sierra Primary Care Medical Group, a Medical corporation, a California professional corporation, Nuestra Familia Medical Group, Inc., a California professional corporation, Santa Ana/Tustin Physicians Group, Inc., a California professional corporation, Pegasus Medical Group, Inc., a California professional corporation, Antelope Valley Medical Associates, Inc., a California professional corporation, Prospect Health Source Medical Group, Inc., a California professional corporation, Prospect Professional Care Medical Group, Inc., a California professional corporation, Prospect NWOC Medical Group, Inc., a California professional corporation, APAC Medical Group, Inc., a California professional corporation, StarCare Medical Group, Inc., a California professional corporation, Prospect Hospital Advisory Services, Inc., a Delaware corporation, Genesis Healthcare of Southern California, Inc., a Medical Group, a California professional corporation, Prospect Physician Associates, Inc., a California professional corporation, Prospect Advantage Network, Inc., a California corporation, ProMed Upland, ProMed Company, ProMed Subsidiary and ProMed Pomona.

(d)           Each Principal ProMed Shareholder recognizes that the covenants in this Section 5.2, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the ProMed Company shares held by such Principal ProMed Shareholder in exchange for the Merger Consideration, and agrees that such limitations are reasonable with respect to its activities, business and public purpose.  Each Principal ProMed Shareholder agrees and acknowledges that the violation of the covenants or agreements in this Section 5.2 would cause irreparable injury to ProMed Company and Holdings and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, ProMed Company and Holdings shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond.  The parties hereto also waive any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief.

(e)           It is the intention of each party hereto that the provisions of this Section 5.2 shall be enforced to the fullest extent permissible under the laws and the public policies of the state of California, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement.  Accordingly, if any term or provision of this Section 5.2 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

5.3           Employees.  The parties agree that Holdings or one of Holdings’ affiliates will offer an employment contract to each of the ProMed Executive Officers, namely: (i) Jeereddi Prasad, M.D., (ii) Kishan Thapar, M.D., and (iii) Bahram Bahremand, commencing at Closing pursuant to the terms and conditions of those employment agreements attached as Exhibit H (the “Prasad Employment Agreement”), Exhibit I (the “Thapar Employment Agreement”) and Exhibit J, (the “Bahremand Employment Agreement”), respectively.  The parties acknowledge that as consideration for executing the Thapar Employment Agreement and Bahremand Employment Agreement, ProMed Pomona intends to pay stay bonuses in the amount of $1,560,336 to each of Kishan Thapar, M.D. and Bahram Bahremand prior to the Closing (“Stay Bonuses”).

5.4           Knowledge Standard.  Whenever a representation, warranty, covenant or agreement is qualified by the statement “to the knowledge of”, the knowledge of ProMed Company and ProMed Subsidiary shall be deemed to be the actual knowledge of Jeereddi Prasad, M.D., Kishan Thapar, M.D. and Bahram Barhemand, in each case after reasonable inquiry.  Whenever a representation, warranty, covenant or agreement is qualified by the statement “to the knowledge of” either Holdings or Holdings Subsidiary, knowledge shall be deemed to be the actual knowledge of Jacob Y.  Terner, M.D., Chief Executive Officer of Holdings, Mike Heather, Chief Financial Officer of Holdings, and R. Stewart Kahn, Executive Vice President of Holdings, in each case after reasonable inquiry.

5.5           Tax Matters; Liability; Preparation and Filing of Tax Returns.

(a)           Adequate Provision for Taxes.  The Subsequent Monthly Interim Financial Statements shall reflect that ProMed Company and ProMed Subsidiary have made adequate provision for accrued but unpaid taxes for the period covered by such Subsequent Monthly Interim Financial Statements.

(b)           Liability for Taxes.  The Principal ProMed Shareholders will be liable for, and shall have properly accrued on the Subsequent Monthly Interim Financial Statements, all Taxes imposed on ProMed Company and/or ProMed Subsidiary, or for which ProMed Company and/or ProMed Subsidiary may otherwise be liable, for any Pre-Closing Tax Period (as defined below).  The ProMed Parties shall also be liable for any Taxes arising as a result of any breach of the representation contained in Section 2.9 and the covenants contained in this Section 5.5, whether incurred before or after the Closing Date.  “Pre-Closing Tax Period” means any period (including the portion of any Straddle Period as defined in (c) below) ending on or before the date before the Closing Date.

(c)           Straddle Periods.  Whenever it is necessary to determine the liability for Taxes of ProMed Company and/or ProMed Subsidiary for a period that begins before or after the day prior to the Closing Date (a “Straddle Period”), the determination of the Taxes of ProMed Company and/or ProMed Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the day prior to the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the day prior to the Closing Date and the other which began at the beginning of the day of the Closing Date, and, items of income, gain, deduction, loss or credit of ProMed Company and/or ProMed Subsidiary for the Straddle Period will be allocated between two taxable years or periods on a “closing of the books basis” by assuming that the books of ProMed Company and/or ProMed Subsidiary were closed at the close of the day prior to the Closing Date, provided, however, that exceptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis.

(d)           Tax Returns.  Holdings will be responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to ProMed Company and ProMed Subsidiary for the period commencing October 1, 2006 and ending on September 30, 2007 provided, however, that the Principal ProMed Shareholders shall be responsible for and liable for any taxes due for the Pre-Closing Period which has not been properly accrued on the Subsequent Monthly Interim Financial Statements for the period covered by such Subsequent Monthly Interim Financial Statements or properly accrued and shown on the records of ProMed Company and ProMed Subsidiary for the period ending on the Closing Date.  No later than 30 days before the due date for filing any tax return described in this subsection (d) which is required to be prepared by Holdings after Closing involving any Pre-Closing Tax Period, Holdings will deliver such tax return to the Principal ProMed Shareholders for their review. Holdings and the Principal ProMed Shareholders will attempt to resolve in good faith any disagreement arising out of any tax return.  If any such disagreement cannot be resolved, Holdings and the Principal ProMed Shareholders will jointly select an independent accounting firm to act as an arbitrator to resolve such disagreement in accordance with the terms of this Agreement.  The independent accounting firm’s determination with respect to any such tax return will be final and binding upon the parties and all parties will file (or amend, if applicable) their respective tax returns in accordance with such determination.  Any fees and expenses related to the engagement of the independent accounting firm will be shared equally by Holdings on the one hand and the Principal ProMed Shareholders on the other hand.

(e)           Contest Provisions.  Promptly after receipt by Holdings or the Principal ProMed Shareholders of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by the Internal Revenue Service or any state, local or foreign taxing authority having jurisdiction over ProMed Company and/or ProMed Subsidiary or any of its assets (“Tax Authority”) relating to Taxes of ProMed Company and/or

ProMed Subsidiary with respect to a Pre-Closing Tax Period (a “Tax Claim”), the recipient will promptly notify Holdings or the Principal ProMed Shareholders, as applicable.  Such notice will contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and will include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax Claim.  The failure of the Principal ProMed Shareholders to receive prompt notice from Holdings as provided in this Agreement will not relieve the Principal ProMed Shareholders of any of his indemnification obligations under this Agreement except to the extent such failure has a material adverse effect on the Principal ProMed Shareholders’ ability to defend the Tax Claim.  The Principal ProMed Shareholders will have the right to represent ProMed Company’s and/or ProMed Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Tax Periods as to any issues that could materially affect the Principal ProMed Shareholders’ liability for Taxes or indemnification obligations, and to employ counsel (reasonably acceptable to Holdings) of the Principal ProMed Shareholders’ choice at its expense; provided, however, that Holdings and their representatives will be permitted, at their expense, to be present at any such audit or proceeding.  Notwithstanding the foregoing, the Principal ProMed Shareholders will not be able to settle, either administratively or after the commencement of litigation, any claim for Taxes that would adversely affect the liability for Taxes of Holdings, ProMed Company or ProMed Subsidiary for any period after the Closing Date without the written consent of Holdings unless the Principal ProMed Shareholders makes adequate provision to the satisfaction of Holdings to indemnify Holdings against the effects of any such settlement.

(f)            Assistance and Cooperation.  After the Closing Date, the Principal ProMed Shareholders and Holdings will:

(i)            timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns or other reports with respect to sales, transfer and similar Taxes;

(ii)           assist as reasonably requested by the other party in preparing any tax return which such other party is responsible for preparing and filing in accordance with this Section 5.5 (including providing the other party with reasonable access to financial records for such purposes);

(iii)          cooperate in a reasonable manner in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns of ProMed Company and/or ProMed Subsidiary; and

(iv)          make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of ProMed Company and/or ProMed Subsidiary.

5.6           Due Diligence Access and Investigation.  ProMed Company and ProMed Subsidiary shall, through the Closing Date, (a) afford Holdings and its representatives and attorneys (collectively, the “Prospect Advisors”) full and free access to ProMed Company and ProMed Subsidiary’s properties, contracts, books and records, and other documents and data during normal business hours, (b) furnish Holdings and the Prospect Advisors with copies of all such contracts, books and records, and other existing documents and data as Holdings may reasonably request, and (c) furnish Holdings and the Prospect Advisors with such additional financial, operating, and other data and information as Holdings may reasonably request, including such information necessary to allow Holdings to make a determination of the adequacy and sufficiency of the internal controls of ProMed Company and ProMed Subsidiary (collectively, “Due Diligence Materials”).  ProMed Company and ProMed Subsidiary shall permit the Prospect Advisors to make copies of the Due Diligence Materials.  Neither Holdings nor the Prospect Advisors shall disclose the contents of any of said Due Diligence Materials to any third party without prior written consent of the Principal ProMed Shareholders, except: (i) as required by law; (ii) as may be reasonably necessary in connection with any litigation or dispute arising out of this Agreement or any of the transactions contemplated hereunder; (iii) information contained in any such materials that was already in the possession of Holdings prior to the date of commencement of negotiations between the ProMed Parties and Holdings; (iv) information contained in any such materials that is or becomes generally available to the public other than as a result of a disclosure by Holdings or its agents or employees in violation of this Section and (v) as necessary in the reasonable operation of the business of ProMed Company and ProMed Subsidiary and the management obligations of the same after the Closing Date.

5.7           Investment Representation Certificate.  ProMed Company acknowledges that the Holdings Common Stock which constitutes the Stock Consideration has not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  ProMed Company acknowledges that the Holdings Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act.  To rely on such exemption, ProMed Company acknowledges that it is necessary that each shareholder who receives Stock Consideration execute an investment representation certificate in the form attached as Exhibit K (“Investment Representation Certificate”).  ProMed Company agrees to provide the Investment Representation Certificate to each shareholder of ProMed Company as an exhibit to its Information Statement and inform each shareholder of Holdings’ requirement that Holdings receives an executed Investment Representation Certificate from each shareholder receiving Stock Consideration and each shareholder desiring the piggy-back registration rights described in Section 1.15 hereof.

5.8           Information Statement.  ProMed Company has prepared the Information Statement to be sent to the ProMed Company Shareholders to solicit votes or written consents of the ProMed Company Shareholders in connection with the transactions contemplated by this Agreement, including the Merger, and has delivered a copy of such Information Statement to Holdings.  Holdings will cooperate with ProMed Company in providing necessary information for preparation of the Information Statement. ProMed Company agrees to call a special meeting of the ProMed Company Shareholders or to solicit votes of the ProMed Company Shareholders by written consent as soon as possible after the execution of this Agreement (subject to applicable notice periods), for the purpose of approving the Merger and authorizing the transactions contemplated hereby.  The Board of Directors of ProMed Company, subject to their fiduciary duties, will recommend that the ProMed Company Shareholders approve the Merger and the transactions contemplated hereby.  ProMed Company will obtain the necessary approval of its shareholders as required by California law to effectuate the Merger prior to Closing.

5.9           Attorney Fees of ProMed Company and ProMed Subsidiary.  The legal fees of ProMed Company and ProMed Subsidiary with respect to the negotiation and drafting of the documentation in connection with the Merger and the other transactions contemplated hereunder, which have not been accrued on the Subsequent Monthly Financial Statements but are still outstanding immediately after the Closing, shall be borne solely by the Principal ProMed Shareholders at no expense to ProMed Company and/or ProMed Subsidiary.

5.10         Bank Accounts.  ProMed Company and ProMed Subsidiary shall, prior to Closing, provide City National Bank, which is the bank where the ProMed Bank Accounts are located (“ProMed Bank”) with all documentation required to be provided by ProMed Company and ProMed Subsidiary to allow Holdings access to the funds in the ProMed Bank Accounts upon the Effective Time.

5.11         Notification.  Between the date of this Agreement and the Closing Date, the ProMed Parties and Holdings agree to promptly notify each other in writing if they become aware of any fact or condition that causes or constitutes a breach of any of their representations and warranties as of the date of this Agreement, or if they become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If prior to the Closing any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.11 requires any change to any of the Schedules to this Agreement, or if any such event, condition, fact or circumstance would require such a change assuming a Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then ProMed Company and the Principal ProMed Shareholders shall promptly deliver to Holdings an update to the Schedule (a “Schedule Update”) specifying such change.  Holdings shall have 5 business days to review such Schedule Update and absent an objection by Holdings within such 5 day period, such Schedule Update shall be deemed to supplement or amend the Schedule for the purpose of determining the accuracy of any of the representations and warranties made by ProMed Company or the Principal ProMed Shareholders in this Agreement as of the Closing.

5.12         Post-Closing Balance Sheet Reconciliation: Closing Date Balance Sheet.  Within three (3) business days of the delivery of the Closing Date Balance Sheet as provided by Section 4.8, Holdings and Representative shall effect a reconciliation of the cash and accounts receivable, on the one hand, and the liabilities and obligations of ProMed Company amd ProMed Subsidiary, on the other hand (the “Closing Date Balance Sheet Reconciliation”).  To effect the Closing Date Balance Sheet Reconciliation, the parties shall meet and compare the cash and accounts receivable shown on the Closing Date Balance Sheet Reserve Amount (“Balance Sheet Cash + A/R Amounts”) to the amount of cash and accounts receivable that was in existence in ProMed Company and ProMed Subsidiary on the Closing Date (in the case of the accounts receivable the parties will consider any accounts receivable that was determined since the date of the Closing to now be uncollectable and reflect that as a decrease in the total amount of cash and accounts receivable left in Promed Company and ProMed Subsidiary) (“Closing Date Cash + A/R”) and will compare the liabilities and obligations showing on the Closing Date Balance Sheet (“Balance Sheet Liabilities”) to the liabilities and obligations shown on the Subsequent Monthly Interim Financial Statement for which the Closing Date Cash + A/R relates (“Originally

Estimated Liabilities”).  If the Balance Sheet Liabilities were greater than the amount of the Closing Date Cash + A/R, plus an additional 10% above such Closing Date Cash + A/R (the (“Downward Balance Sheet Reconciliation Threshold Amount”) then to the extent of the dollar amount by which the Balance Sheet Liabilities exceeds the Downward Balance Sheet Reconciliation Threshold Amount (“Principal Shareholder Balance Sheet Reimbursement Amount”), Holdings shall have the right to effect an immediate withhold from the Indemnification Escrow Account in the amount of the Principal Shareholder Balance Sheet Reimbursement Amount.  On the other hand, if the Balance Sheet Liabilities were less than the amount of the Closing Date Cash + A/R less an additional 10% below such Closing Date Cash + A/R (“Upward Balance Sheet Reconciliation Threshold Amount”) (such difference constituting the “Holdings Balance Sheet Reimbursement Amount), Holdings shall be required to immediately deposit the dollar amount of the Holdings Balance Sheet Reimbursement Amount in the Indemnification Escrow Account for distribution to the Former Shareholders in accordance with the terms of the Escrow Agreement.

Example: Assume the Closing Date Cash + A/R is $5,000,000, thus the Downward Balance Sheet Reconciliation Threshold Amount is $5,500,000 and the Upward Reconciliation Threshold Amount is $4,500,000.  If the Balance Sheet Liabilities are $5,600,000, then the Principal Shareholder Balance Sheet Reimbursement Amount that would be owed by the Principal Shareholders out of the Indemnification Escrow Amount would total $100,000 ($5,600,000 - $5,500,000).  Conversely, if the Balance Sheet Liabilities are $4,400,000, then the Holdings Balance Sheet Reimbursement Amount owed by Holdings by means of a credit to the Indemnification Escrow Amount would be $100,000 ($4,500,000 - $4,400,000).

Notwithstanding the foregoing, the reconciliation of liabilities and obligations in reliance on the Closing Date Balance Sheet shall not constitute a waiver by Holdings, the Surviving Corporation or their respective directors, officers, employees, agents and affiliates, or shall not otherwise limit the indemnification obligations of the Principal ProMed Shareholders and the ProMed Executive Officers under Article 7 hereof, for a breach of Sections 2.8, 4.4 and/or 4.8 to the extent any liabilities and obligations are not shown on the Closing Date Balance Sheet in accordance with the representations, covenants or agreements of those Sections as to matters as of the Closing Date or the Effective Time or the accounts receivable on the Closing Date Balance Sheet, or any portion thereof, is deemed not collectible.

5.13         Good Faith.  ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders on the one hand, and Holdings and Holdings Subsidiary on the other hand, agree that they will perform their obligations under this Agreement in good faith.

5.14         Best Efforts.  So long as this Agreement remains in effect, ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders on the one hand, and Holdings on the other hand, shall use their respective best efforts to cause the Transaction to be consummated as soon as reasonably practicable.  ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders on the one hand, and Holdings on the other hand, shall proceed as soon as practicable in the procurement of permits, consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Transaction on the terms herein provided, and shall diligently prosecute the same.

5.15         Further Assurances.  ProMed Company, ProMed Subsidiary and the Principal ProMed Shareholders on the one hand, and Holdings and Holdings Subsidiary on the other hand, agree that at any time and from time to time after the Closing Date they will execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the Transaction.

ARTICLE 6.

DELIVERIES AND CONDITIONS

6.1           Deliveries by ProMed Company, ProMed Subsidiary and the ProMed Shareholders on the Closing Date.  On the Closing Date, ProMed Company, ProMed Subsidiary, and the Principal ProMed Shareholders shall deliver to Holdings:

(a)           A copy of the Articles of Incorporation of ProMed Company and ProMed Subsidiary, with all amendments thereto, and certificate of good standing from the State of California, both of which shall be certified as of a date within ten days prior to the Closing Date by the Secretary of State of California.

(b)           A certificate of tax good standing of ProMed Company and ProMed Subsidiary from the Franchise Tax Board issued as of a date within ten days of the Closing Date.

(c)           A certificate executed by the President of ProMed Company and ProMed Subsidiary confirming (i) the truth and correctness in all material respects of all of ProMed Company and ProMed Subsidiary’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of ProMed Company and ProMed Subsidiary specified herein to be complied with prior to the Closing Date have been complied with.

(d)           A certificate of the Secretary of ProMed Company and ProMed Subsidiary dated the Closing Date and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of ProMed Company and ProMed Subsidiary and by shareholders of ProMed Company and ProMed Subsidiary has been taken to authorize the consummation by ProMed Company and ProMed Subsidiary of the Transaction.

(e)           Letters of resignation of all officers and directors of ProMed Company and ProMed Subsidiary dated the Closing Date.

(f)            The Prasad Employment Agreement, the Thapar Employment Agreement and the Bahremand Employment Agreement.

(g)           The Prasad Non-Compete Agreement, the Thapar Non-Compete Agreement and the Barhemand Non-Compete Agreement.

(h)           Joinder Agreements from all Principal ProMed Shareholders who are not listed on the signature page of this Merger Agreement.

(i)            A legal opinion from counsel to ProMed Company and ProMed Subsidiary as to the matters set forth in Exhibit L.

6.2           Conditions to the Obligations of Holdings and Holdings Subsidiary.  The obligation to pay the Merger Consideration as set forth in this Agreement and to consummate the Transaction is conditioned upon satisfaction, or waiver by Holdings in writing, of all of the following on or before the Closing Date:

(a)           All of the representations and warranties of ProMed Company, ProMed Subsidiary, and the Principal ProMed Shareholders in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for such representations and warranties that address matters as of a specific date, which need only to have been true and accurate as of such date.

(b)           All of the agreements, covenants and obligations that ProMed Company, ProMed Subsidiary, and the Principal ProMed Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

(c)           Each document required to be delivered pursuant to Section 6.1 hereof must have been delivered to Holdings.

(d)           Since the date of this Agreement, there must not have been commenced or threatened against the ProMed Company Shareholders, ProMed Company or ProMed Subsidiary, or any officer or director of ProMed Company or ProMed Subsidiary, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with part of the Transaction, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any part of the Transaction.

(e)           Holdings shall have satisfactorily (in the sole discretion of Holdings) completed its due diligence investigation of ProMed Company and ProMed Subsidiary

(f)            Holdings shall have obtained satisfactory (in the sole discretion of Holdings) financing for the cash portion of the Merger Consideration.

(g)           There shall have been no material adverse changes to the financial condition of ProMed Company or ProMed Subsidiary subsequent to its March Interim Financial Statement.

(h)           The parties shall have obtained all necessary consents and approvals to the Transaction, including, without limitation, all Board of Directors and all shareholder consents and all necessary consents or approvals of third parties.

(i)            The parties shall have obtained all necessary approvals from applicable state and federal regulatory authorities.

(j)            All options set forth on Schedule 2.6(b) shall have paid, cancelled or otherwise no longer outstanding.

(k)           ProMed Company shall have executed the Agreement of Merger.

(l)            ProMed Company shall have identified a Representative and caused the Representative to become a party to the Escrow Agreement.

(m)          ProMed Company, the Escrow Agent and the Representative shall have executed and delivered the Escrow Agreement.

(n)           All conditions to the closings of the ProMed Pomona Acquisition and the ProMed Upland Acquisition, respectively, have been satisfied and the consummation of each transaction is occurring simultaneously with the Closing herein.

6.3           Deliveries by Holdings and Holdings Subsidiary on the Closing Date.  On the Closing Date, Holdings and Holdings Subsidiary shall deliver to the ProMed Parties.

(a)           Certificates executed by the Chief Executive Officer of Holdings and Holdings Subsidiary confirming (i) the truth and correctness in all material respects of all of Holdings’ and Holdings Subsidiary’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of Holdings and Holdings Subsidiary specified herein to be complied with prior to the Closing Date have been complied with.

(b)           Certificate of the secretary of Holdings and Holdings Subsidiary dated the Closing Date, and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of Holdings and Holdings Subsidiary to authorize the consummation by Holdings and Holdings Subsidiary of the Transaction.

(c)           The Prasad Employment Agreement, the Thapar Employment Agreement and the Bahremand Employment Agreement.

(d)           The Prasad Non-Compete Agreement, the Thapar Non-Compete Agreement and the Barhemand Non-Compete Agreement.

(e)           A legal opinion from counsel to Holdings and Holdings Subsidiary as to the matters set forth in Exhibit M.

(f)            The Merger Consideration described in Section 1.6 hereof.

6.4           Conditions to the Obligations of ProMed Company, ProMed Subsidiary, and the Principal ProMed Shareholders.  The obligations of ProMed Company, ProMed Subsidiary, and the Principal ProMed Shareholders to consummate the Transaction is conditioned upon satisfaction, or waiver by ProMed Company, ProMed Subsidiary, and the Principal ProMed Company Shareholders in writing, of all of the following on or before the Closing Date:

(a)           All of the representations and warranties of Holdings and Holdings Subsidiary in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for such representations and warranties that address matters as of a specific date, which need only to have been true and accurate as of such date.

(b)           All of the agreements, covenants and obligations that Holdings and Holdings Subsidiary are required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

(c)           Each document required to be delivered pursuant to Section 6.3 hereof must have been delivered to ProMed Company, ProMed Subsidiary, and the ProMed Company Shareholders.

(d)           Since the date of this Agreement, there must not have been commenced or threatened against Holdings or any officer or director of Holdings, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any part of the Transaction, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any part of the Transaction. Any third party approvals or consents required to be obtained to effectuate the Transaction shall have been received.

(e)           The Merger shall have been approved by the shareholders of Holdings Subsidiary in accordance with the California Code.

(f)            Holdings Subsidiary shall have executed the Agreement of Merger.

(g)           ProMed Company, the Escrow Agent and the Representative shall have executed the Escrow Agreement.

ARTICLE 7.

INDEMNIFICATION; REMEDIES

7.1           Indemnification Period.  As used in this Article 7, the “Indemnification Period” shall be that period of time commencing on the Closing Date and continuing for two (2) years thereafter.

7.2           Indemnification of Holdings, Holdings Subsidiary and Surviving Corporation.

(a)           The Principal ProMed Shareholders and the ProMed Executive Officers shall, jointly and severally, indemnify, defend and hold harmless Holdings, Holdings Subsidiary and Surviving Corporation and their directors, officers, employees, agents and affiliates from and against any and all damage, loss, liability and expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant, and (D) all amounts not covered by insurance incurred or suffered by Holdings, Holdings Subsidiary or the Surviving Corporation arising out of:

(i)            any breach of the representations, warranties, covenants or agreements of ProMed Company, ProMed Subsidiary and/or any Principal ProMed Shareholder set forth herein excepting only any breach of the representation and warranty set forth in Section

2.10(a) hereof for which liability is on a several, rather than joint and several basis, as more fully described in Subsection (b) below;

(ii)           any failure by ProMed Company, ProMed Subsidiary, the Principal ProMed Shareholders or the ProMed Executive Officers to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by ProMed Company, ProMed Subsidiary or the Principal ProMed Shareholders and/or the ProMed Executive Officers as set forth herein; and/or

(iii)          any action against Holdings, Holdings Subsidiary or Surviving Corporation or any of their affiliates arising from or based upon an allegation of intentional tortious conduct by any officer, employee or agent of ProMed Company or ProMed Subsidiary (including, but not limited to, any claims of wrongful termination, sexual harassment, racial or sexual discrimination) that occurred prior to the Closing Date (collectively, the “Prospect Indemnifiable Damages”).

Notwithstanding the foregoing, except as otherwise specifically provided in Section 7.2(b) and/or 7.4, none of the Principal ProMed Shareholders or ProMed Executive Officers shall be obligated to indemnify Holdings, Holdings Subsidiary, or Surviving Corporation for any Prospect Indemnifiable Damages in excess of the Escrow Cash in the Indemnification Escrow Account (the “Indemnification Escrow Cash” or “Indemnification Cap”).  Holdings, Holdings Subsidiary, and/or Surviving Corporation may obtain indemnification for any Prospect Indemnifiable Damages to which this Section 7.2(a) relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 7.1, except as otherwise provided in Section 7.2 and Section 7.4.

(b)           The Principal ProMed Shareholders and the ProMed Executive Officers shall, on a several basis, indemnify, defend and hold harmless Holdings, Holdings Subsidiary, and Surviving Corporation and their directors, officers, employees, agents and affiliates from and against any and all damage, loss, liability and expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant, and (D) all amounts not covered by insurance incurred or suffered by Holdings, Holdings Subsidiary or Surviving Corporation arising out of any breach by such Principal ProMed Shareholder or ProMed Executive Officer of his or her representation and warranty provided in Section 2.10

Each Principal ProMed Shareholder and ProMed Executive Officer shall be liable for a breach of the representation and warranty described in Subsection (b) above on a several basis.  The liability of each Principal ProMed Shareholder and ProMed Executive Officer under this Subsection (b) shall be up to, but shall not exceed, the amount set forth by the name of such Principal ProMed Shareholder and/or ProMed Executive Officer on Schedule 7.2(b), which amount represents their Merger Consideration for their ProMed Company Shares (the “Individual Indemnification Limit”).  In addition, claims for indemnification under this

Subsection (b) are not subject to the Indemnification Period defined in Section 7.1 and thus may be brought at any time subject to the applicable statute of limitations period.

7.3           Indemnification of the ProMed Company Shareholders (including the Principal ProMed Shareholders) and the ProMed Executive Officers.  Holdings, Holdings Subsidiary and Surviving Corporation jointly and severally, agree to hold harmless, defend and indemnify the ProMed Company Shareholders and the ProMed Executive Officers from and against any and all damage, loss, liability and expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant; and (D) all amounts not covered by insurance incurred or suffered by any ProMed Company Shareholder and/or any of the ProMed Executive Officers arising out of (i) any breach of the representations, warranties, covenants or agreements of Holdings set forth herein, and/or (ii) any failure by Holdings, Holdings Subsidiary or Surviving Corporation to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by Holdings, Holdings Subsidiary or Surviving Corporation as set forth herein (the “Seller Indemnifiable Damages”).  Notwithstanding the foregoing, none of Holdings, Holdings Subsidiary nor Surviving Corporation shall be obligated to indemnify any ProMed Company Shareholder for Seller Indemnifiable Damages in excess of the Indemnification Cap.  The ProMed Company Shareholders and the ProMed Executive Officers may obtain indemnification for any Seller Indemnifiable Damages to which this Section 7.3 relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 7.1.

7.4           Exclusion of Prospect Indemnifiable Damages from Indemnification Period and Indemnification Cap.  Notwithstanding anything in this Agreement to the contrary, neither the Indemnification Period nor the Indemnification Cap shall apply to limit Prospect Indemnifiable Damages with respect to claims of Holdings, Holdings Subsidiary or Surviving Corporation: described in (i) and (ii) below, which in each case (A) shall be limited as to period by the statute of limitations period applicable to claims of that particular nature and (B) shall be limited as to amount as to any particular Principal ProMed Shareholder or ProMed Executive Officer by the amount of their Individual Indemnification Limit.

(i)            under Section 7.2(iii); and/or

(ii)           fraud.

Each Principal ProMed Shareholder and ProMed Executive Officer shall be liable for the items described in (i) and (ii) on a joint and several basis with the other Principal ProMed Shareholders and other ProMed Executive Officers up to, but not exceeding, the amount of their Individual Indemnification Limit.

7.5           Indemnification Procedures.  A party seeking indemnification (the “Indemnitee”) shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement.  The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party.  No such notice of assertion of a claim shall satisfy the requirements of this Section 7.5 unless it describes in reasonable detail and in good faith the facts and circumstances, to the extent known by Indemnitee, upon which the asserted claim for indemnification is based.  If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim.  During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of provisional relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so.  The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed.  The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter.  The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims.  In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

7.6           Indemnification Escrow Account of ProMed Pomona; Cross-Default.  Notwithstanding anything to the contrary in this Agreement, Holdings and the surviving corporation under the ProMed Pomona Acquisition and their respective directors, officers, employees, agents and affiliates may seek indemnification for a claim under Section 7.2(a) of the ProMed Pomona Acquisition Agreement from the Indemnification Escrow Account to the extent funds in the indemnification escrow account established pursuant to the ProMed Pomona Acquisition Agreement (the “ProMed Pomona Indemnification Escrow Account”) have been applied in satisfaction of claims for indemnification or have been reserved against pending claims related to the indemnification obligations under the ProMed Pomona Acquisition Agreement, leaving a deficiency for claims under the ProMed Pomona Acquisition Agreement.  Thus, funds in the Indemnification Escrow Fund, which includes the ProMed Indemnification Escrow Account and the Indemnification Escrow Account for the ProMed Pomona Acquisition, may be used for claims under this Agreement as well as claims under the ProMed Pomona Acquisition Agreement to the extent of the cash therein and, are therefore cross-defaulted to the extent of such funds.  Inversely, to the extent funds in the Indemnification Escrow Account have been applied in satisfaction of claims for indemnification or have been reserved against pending claims related to the indemnification obligations under this Agreement, leaving a deficiency for claims under this Agreement, Holdings, and Surviving Corporation and their respective directors, officers, employees, agents and affiliates, may seek indemnification for claims under Section 7.2(a) of this Agreement from the ProMed Pomona Indemnification Escrow Account.

7.7           No Effect on ProMed Pomona Acquisition and/or ProMed Upland Acquisition.  The indemnification limitations contained in this Article 7 do not serve to limit the indemnification obligations of the parties in the ProMed Company Acquisition and/or the ProMed Upland Acquisition.  Therefore, each Principal ProMed Shareholder who is also a principal shareholder, or each ProMed Executive Officer who is also an executive officer, in the ProMed Pomona and/or ProMed Upland transactions and is expressly subject in the ProMed Pomona and/or ProMed Upland transactions to an indemnification obligation therein, shall be obligated to indemnify Group, Holdings, Holdings’ affiliate, ProMed Pomona or ProMed Upland to the extent provided in such acquisition documents.  The parties acknowledge that no Principal ProMed Shareholder or ProMed Executive Officer shall be obligated to indemnify anyone for losses under Section 7.2 or Section 7.4 of this Agreement in an amount exceeding the aggregate consideration received in the ProMed Pomona, ProMed Company and ProMed Upland transactions.  Except for the items set forth in Section 7.2(b) and Section 7.4 hereof, no Principal ProMed Shareholder or ProMed Executive Officer shall be obligated to indemnify anyone in excess of the Escrow Cash in the Indemnification Escrow Account.  With respect to items set forth in Section 7.2(b) and Section 7.4 hereof, no Principal ProMed Shareholder or ProMed Executive Officer shall be obligated to indemnify anyone for claims under this Agreement in excess of their particular Individual Indemnification Limit.  Likewise, none of the Surviving Corporation, Holdings, Holdings Subsidiary nor any affiliate of Holdings shall be obligated to indemnify anyone in excess of the amount of funds constituting the Indemnification Escrow Fund for claims under this Agreement and/or the ProMed Company Acquisition Agreement.

7.8           Determination of Adverse Consequences.  Any calculation of Prospect Indemnifiable Damages in respect of the indemnification obligations of the Principal ProMed Shareholders and the Principal ProMed Shareholders under this Article 7 shall be net of the amount of any insurance recovery actually received by any of Holdings, ProMed Company or ProMed Subsidiary.  Holdings shall use commercially reasonable efforts to secure any applicable insurance recoveries to the extent applicable.

ARTICLE 8.

TERMINATION

8.1           Termination Events.  The Agreement may, by notice given prior to or at the Closing, be terminated as follows:

(a)           Upon the mutual written consent of Holdings and Holdings Subsidiary on the one hand and the ProMed Parties on the other hand , this Agreement may be terminated on such terms and conditions as agreed; or

(b)           By written notice of Holdings and Holdings Subsidiary on the one hand and the ProMed Parties on the other hand if ProMed Company, ProMed Subsidiary, or any of the ProMed Company Shareholders breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured prior to the earlier of the Closing Date or 30 days of the date of notice of breach or default served by Holdings or Holdings Subsidiary; or

(c)           By written notice of the ProMed Parties on the one hand to Holdings and Holdings Subsidiary on the other hand if Holdings or Holdings Subsidiary breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured prior to the earlier of the Closing Date or 30 days of the date of notice of breach or default served by the ProMed Parties; or

(d)           By written notice of Holdings and Holdings Subsidiary to the ProMed Parties or by the ProMed Parties to Holdings and Holdings Subsidiary if any court of competent jurisdiction shall have issued any order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the contemplated transactions; or

(e)           By written notice of Holdings and Holdings Subsidiary to the ProMed Parties, or by the ProMed Parties to Holdings and Holdings Subsidiary, if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, any action that would make the consummation of the transactions contemplated hereby inadvisable or undesirable as determined by Holdings or the ProMed Parties in its sole discretion; or

(f)            By written notice of Holdings and Holdings Subsidiary to the ProMed Parties if it shall become apparent in the judgment of Holdings and Holdings Subsidiary reasonably exercised that any condition to Holdings’ and Holdings Subsidiary’s obligation to close as set forth in Article 6 hereof will not be satisfied before the Closing Date; or

(g)           By written notice of the ProMed Parties to Holdings and Holdings Subsidiary if it shall become apparent in the judgment of the ProMed Parties reasonably exercised that any condition to the ProMed Parties’ obligation to close as set forth in Article 6 hereof will not be satisfied before the Closing Date.

Notwithstanding the foregoing, no party hereto may effect a termination hereof at such time such party is in material default or breach of this Agreement.

8.2           Effect of Termination.  Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right to termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

8.3           Liquidated Damages.

(a)           Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated for any reason other than pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(g) hereof, the parties agree and acknowledge that Holdings will suffer damages that are not practicable to ascertain.  Accordingly, in the event this Agreement is terminated for any reason other than Section 8.1(a), Section 8.1(c), Section 8.1(d),

Section 8.1(e) or Section 8.1(g) hereof, Holdings shall be entitled to the sum of Two Hundred Fifty Thousand Dollars ($250,000) payable by ProMed Company as liquidated damages.  Holdings and ProMed Company agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement other than under Section 8.1(a), 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(g).  Notwithstanding the foregoing, the parties agree that if Holdings receives the $250,000 liquidated damages amount from ProMed Company as a result of a termination under this Article 8, Group shall not be able to collect any additional liquidated damages fee under its agreements with ProMed Pomona and ProMed Upland as a result of a termination of those agreements, to the extent Group or Holdings’ receipt of such liquidated damages would exceed $250,000 in the aggregate for the termination of the agreements with ProMed Upland and ProMed Pomona.

(b)           Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated for any reason other than pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(d), Section 8.1(e) or Section 8.1(f) hereof, the parties agree and acknowledge that ProMed Company will suffer damages that are not practicable to ascertain.  Accordingly, in the event this Agreement is terminated for any reason other than Section 8.1(a), Section 8.1(b), Section 8.1(d), Section 8.1(e) or Section 8.1(f) hereof, ProMed Company shall be entitled to the sum of Two Hundred Fifty Thousand Dollars ($250,000) payable by Holdings as liquidated damages.  Holdings and ProMed Company agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement other than under Section 8.1(a), Section 8.1(b), Section 8.1(d), Section 8.1(e) or Section 8.1(f).  Notwithstanding the foregoing, the parties agree that if ProMed Company receives the $250,000 liquidated damages amount from Holdings as a result of a termination under this Article 8, neither ProMed Pomona nor ProMed Upland shall not be able to collect any additional liquidated damages fee under the agreements for the ProMed Pomona Acquisition and the ProMed Upland Acquisition as a result of a termination of those agreements, to the extent ProMed Pomona or ProMed Upland’ receipt of such liquidated damages would exceed $250,000 in the aggregate for the termination of the agreements with ProMed Upland and ProMed Pomona.

ARTICLE 9.

MISCELLANEOUS

9.1           Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements orally or otherwise, have been made by the party(ies), or by anyone acting on behalf of any party, that are not identified herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  Certain matters that are listed in the Schedules to this Agreement are for informational purposes only and in no event shall the listing of any matters in these Schedules be deemed to constitute an admission that such matters are required to be listed therein by the terms of this Agreement or that such matters are otherwise material.  In no event shall the listing of any matters in these Schedules be deemed or interpreted to broaden or otherwise amplify any representations or warranties contained in the Agreement.

9.2           Arbitration.  In the event of a dispute under this Agreement which is not resolved after good faith negotiation, either Holdings, Holdings Subsidiary or the Surviving Corporation on the one hand or the ProMed Parties on the other hand may demand arbitration of the matter and the matter shall be settled by arbitration conducted by a single neutral arbitrator.  Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association.  The decision shall be written and shall be supported by, as agreed by the parties, either a reasoned award or findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  The prevailing party to an arbitration shall be entitled to recovery from the non-prevailing party of the fees of the arbitrator, the administrative costs of the arbitration, and the expenses, including, without limitation, reasonable attorneys’ fees and costs, reasonably incurred by it in connection with the arbitration.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Notwithstanding the foregoing, the parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05.

9.3           Successors and Assigns.  This Agreement and all documents and agreements referred to herein shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Agreement or the rights, interests or obligations hereunder except by mutual written consent of the parties hereto.

9.4           No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.5           Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

9.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) business days following deposit in the U.S.  Mail, registered or certified mail, postage prepaid, return- receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to ProMed Company:	ProMed Health Services Company 4150 E. Concours St., Suite 100 Ontario, CA 91764 Attn: Jeereddi Prasad, M.D.

If to ProMed Subsidiary	ProMed Health Care Administrators 4150 E. Concours St., Suite 100 Ontario, CA 91764 Attn: Jeereddi Prasad, M.D.

In each case, with a copy to:	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, 16th floor Newport Beach, CA 92660 Attn: Shivbir S. Grewal, Esq.

If to Holdings:	Prospect Medical Holdings, Inc. 400 Corporate Pointe, Suite 525 Culver City, CA 90230 Attn: Jacob Y. Terner, M.D.

If to Holdings Subsidiary:	Prospect Medical Holdings, Inc. 400 Corporate Pointe, Suite 525 Culver City, CA 90230 Attn: Jacob Y. Terner, M.D.

In each case, with a copy to:	Theodora Oringher Miller & Richman 2029 Century Park East, 6th Floor Los Angeles, CA 90067 Attn: Dale S. Miller, Esq.

9.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.9           Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

9.10         Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

9.11         Fees and Expenses.  Except as otherwise explicitly set forth herein, each party shall bear its own expenses including, without limitation, attorneys’ and accountants’ fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

9.12         Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules to be delivered at the execution of this Agreement or upon the Closing Date.

9.13         Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

9.14         Attorneys’ Fees.  Should any party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by a declaration of rights hereunder including without limitation arbitration, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.15         Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transaction contemplated by this Agreement and the intentions of the parties hereto.

9.16         References to Dollars.  All references to “dollars” and “$” shall mean United States dollars.

9.17         Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and the singular to include the plural and references to the words “and” and “or” shall be deemed to include the inclusive usage “and/or.”

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“Holdings”

PROSPECT MEDICAL HOLDINGS, INC.

By:
Jacob Y. Terner, M.D.
Chief Executive Officer

“Holdings Subsidiary”

PROSPECT HEALTH ADMINISTRATORS, INC.

By:
Jacob Y. Terner, M.D.
Chief Executive Officer

“ProMed Company”

PROMED HEALTH SERVICES COMPANY

By:
Jeereddi Prasad, M.D.
President

“ProMed Subsidiary”

PROMED HEALTH CARE ADMINISTRATORS

By:
Jeereddi Prasad, M.D.
President

“Principal ProMed Shareholder” and “ProMed Executive Officer”

Jeereddi Prasad, M.D.

“Principal ProMed Shareholder” and “ProMed Executive Officer”

Barham Bahremand

“Principal ProMed Shareholder” and “ProMed Executive Officer”

Kishan Thapar, M.D.